Exhibit 99.1

Audited consolidated financial statements of VAC Holding GmbH (in Euros) as of and for the years ended December 31, 2010 and 2009 prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board

Independent Auditors’ Report

The Board of Directors

OMG Germany Holding GmbH:

We have audited the accompanying consolidated balance sheets of VAC Holding GmbH and subsidiaries as of December 31, 2010 and 2009 and the related consolidated income statements, statements of comprehensive income, changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VAC Holding GmbH and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Frankfurt am Main, Germany

October 12, 2011

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Consolidated Financial Statements

for the year ended 31 December 2010

Consolidated balance sheet

As of 31 December 2010

In EUR thousands	Note	31 Dec. 10	31 Dec. 09
Assets
Plant, equipment, land and buildings	10	177,422	183,143
Intangible assets	11	37,676	42,668
Goodwill	3, 12	65,850	65,850
Shares in joint ventures	13	4,604	4,604
Interest-bearing loans due from related parties	19, 24, 27	2,439	1,042
Deferred tax assets	14	11,763	12,789

Subtotal non-current assets		299,754	310,096

Inventories	15	99,246	70,868
Trade and other receivables	16, 24	49,167	36,825
Current tax receivables	9	228	126
Cash and cash equivalents	17, 24	13,568	14,271

Subtotal current assets		162,209	122,090

Total assets		461,963	432,186

Equity and liabilities
Share capital	18	25	25
Capital reserve	18	65,614	61,920
Hybrid capital	18	146,789	67,039
Deferred dividend to shareholder	18	4,733	0
Other equity components	18	-628	-1,053
Retained earnings	18	-123,733	-131,904

Subtotal equity		92,800	-3,973

Interest-bearing loans due to third parties [1]	19, 24	150,084	751
Interest-bearing notes held by related parties [1]	19, 24	128	0
Long-term employee benefit provisions	20	105,262	102,972
Interest-bearing finance lease liabilities	19, 23	799	904
Other liabilities	22	3,822	3,693
Deferred tax liabilities	14	42,258	45,263

Subtotal non-current liabilities		302,353	153,583

Interest-bearing loans due to third parties [1]	19, 24	7,368	162,568
Interest-bearing notes held by related parties [1]	19, 24	0	78,942
Interest-bearing finance lease liabilities	19, 23	105	98
Trade payables and other liabilities	22, 24	53,195	35,089
Provisions	21	813	1,303
Current tax liabilities	9	5,329	4,576

Subtotal current liabilities		66,810	282,576

Total liabilities		369,163	436,159

Total equity and liabilities		461,963	432,186

1)	The reclassification of senior loans and senior secured notes in the amount of EUR 234,140 thousand as short-term as of 31 December 2009 reflected the provisions of IAS 1. Upon effectiveness of the amended financing agreements as of 21 May 2010 such loans and notes were reclassified again as long-term in the amount of EUR 234,140 thousand.

The accompanying notes no 1 to 30 are an integral part of the consolidated financial statements

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Consolidated income statement

For the year ended 31 December 2010

In EUR thousands	Note	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Sales	2	346,354	234,821
Change in unfinished and finished goods		19,178	-22,654
Other operating income	4	24,463	15,453
Cost of materials		-115,176	-53,988
Personnel expenses	6	-125,447	-93,653
Other operating expenses	5	-84,852	-63,182
Depreciation and amortisation of intangible assets, plant, equipment and buildings	10, 11	-24,098	-24,442
Impairment on goodwill	12	0	-66,858

Earnings before interest and taxes (EBIT)		40,422	-74,503

Financial income	7	596	669
Financial expenses	7	-23,747	-28,858

Financial result		-23,151	-28,189

Earnings before taxes		17,271	-102,692

Taxes	8	-2,658	7,369

Consolidated profit / loss for the period		14,613	-95,323

The total consolidated profit (previous year: loss) for the period is attributable to the owner of the company. Thereof EUR 4,733 thousand (previous year: EUR 0 thousand) are allocated to “Deferred dividend to shareholder” as they relate to interest due on hybrid capital and will remain unpaid for an undetermined period of time. The remaining amount of EUR 9,880 thousand (previous year: EUR -95,323 thousand) is allocated to “Retained earnings”.

Consolidated statement of comprehensive income

For the year ended 31 December 2010

In EUR thousands	Note	1 Jan. 10- 31 Dec. 10	1 Jan. 09 - 31 Dec. 09
Consolidated profit / loss for the period		14,613	-95,323

Defined benefit plan actuarial losses, net of tax	8, 20	-1,709	-398
Results from changes in fair values of cash flow hedges, net of tax	8, 24	425	-811

Total other comprehensive income		-1,284	-1,209

Total comprehensive income / loss for the period		13,329	-96,532

The accompanying notes no 1 to 30 are an integral part of the consolidated financial statements

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Consolidated statement of changes in equity

As of 31 December 2010

In EUR thousands	Share capital	Capital reserve	Hybrid capital	Deferred dividend to shareholder	Other equity components	Retained earnings	Total
Balance as of 1 January 2009	25	43,225	0	0	-242	-36,183	6,825
Total comprehensive income, therein:	0	0	0	0	-811	-95,721	-96,532
Consolidated loss for the period	0	0	0	0	0	-95,323	-95,323
Total other comprehensive income	0	0	0	0	-811	-398	-1,209
Contributions by the owner of the company recognised directly in equity, therein:	0	18,695	67,039	0	0	0	85,734
Cash contribution into capital reserves	0	3,695	0	0	0	0	3,695
Partial conversion of shareholder loan into capital reserves	0	15,000	0	0	0	0	15,000
Partial conversion of shareholder loan into hybrid capital	0	0	67,039	0	0	0	67,039

Balance as of 31 December 2009	25	61,920	67,039	0	-1,053	-131,904	-3,973

Balance as of 1 January 2010	25	61,920	67,039	0	-1,053	-131,904	-3,973
Total comprehensive income, therein:	0	0	0	4,733	425	8,171	13,329
Consolidated profit for the period	0	0	0	4,733	0	9,880	14,613
Total other comprehensive income	0	0	0	0	425	-1,709	-1,284
Contributions by the owner of the company recognised directly in equity, therein:	0	3,694	79,750	0	0	0	83,444
Cash contribution into capital reserves	0	3,694	0	0	0	0	3,694
Conversion of shareholder’s High Yield Bond into hybrid capital	0	0	79,750	0	0	0	79,750

Balance as of 31 December 2010	25	65,614	146,789	4,733	-628	-123,733	92,800

The total equity is attributable to the owner of the company.

For further information please refer to note 18 of the consolidated financial statements.

The accompanying notes no 1 to 30 are an integral part of the consolidated financial statements

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Consolidated statement of cash flows

For the financial year ending 31 December 2010

In EUR thousands	Note	1 Jan. 10- 31 Dec. 10	1 Jan. 09 - 31 Dec. 09
Cash flows from operating activities
Earnings before taxes		17,271	-102,692
Depreciation and amortisation of intangible assets, plant, equipment and buildings	10, 11	24,098	24,442
Impairment on goodwill	12	0	66,858
Loss on sale of plant and equipment		46	66
Financial result	7	23,151	28,189
Income tax paid and received		-3,565	-3,694
Increase / Decrease in inventories		-28,378	25,556
Increase / Decrease in trade and other receivables		-12,807	3,015
Increase / Decrease in trade payables, other liabilities and interest-bearing finance lease liabilities		20,954	-7,379
Decrease in provisions, without pension reserve IAS 19		-6,038	-8,132
Adjustment for non-cash effects from exchange rates		-150	-16

Net cash from operating activities		34,582	26,213

Cash flows from investing activities
Proceeds from sale of plant and equipment		9	19
Acquisition of plant, equipment, land and buildings	10	-11,654	-8,449
Acquisition of intangible assets	11	-1,786	-1,231
Payment of loan to shareholder	19	-1,270	-140
Acquisition of shares in Neorem Magnets Oy	3	0	-331
Dividends received from joint venture SANVAC	13	0	459

Net cash from investing activities		-14,701	-9,673

Cash flows from financing activities
Interest received including interest hedging contracts		370	198
Interest paid		-17,399	-21,191
Repayment of senior bank loans	19	-7,000	-7,100
Repayment of other loans by Neorem Magnets Oy	19	-399	-482
Contribution into capital reserve by the shareholder	18	3,694	3,695

Net cash from financing activities		-20,734	-24,880

Net decrease in cash and cash equivalents		-853	-8,340
Total cash and cash equivalents as of 1 January		14,271	22,595
Changes to cash and cash equivalents due to exchange rate effects		150	16

Total cash and cash equivalents as of 31 December	17	13,568	14,271

The accompanying notes no 1 to 30 are an integral part of the consolidated financial statements

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

1.	General explanations and terms

(A)	Reporting entity

VAC Holding GmbH (“VAC Holding” or “Company”) is a company with registered offices at Grüner Weg 37, 63450 Hanau, Germany. The consolidated financial statements of the Company for the period from 1 January 2010 to 31 December 2010 and for the financial year ended 31 December 2010 comprise the Company and its subsidiaries (together referred to as “VAC Holding Group” or “Group” or “VAC”).

VAC Holding Group is one of the leading global manufacturers of industrially used magnetic products. VAC Holding Group designs, produces, markets and sells some of the most technologically advanced cores and components, materials, parts and permanent magnets currently available in the world. These products are sold to industrial customers in Europe, the Americas and the Asia-Pacific region.

As of 2 August 2011 the new sole shareholder of VAC Holding is OMG Germany Holding GmbH (“OMG Germany”) with registered offices at Grüner Weg 37, 63450 Hanau, Germany. The parent company of OMG Germany and ultimate parent of the respective Group is OM Group, Inc. (“OM Group”), a company organised under the laws of Delaware and having its business address at 127 Public Square, 1500 Key Tower, Cleveland, Ohio, USA. The OM Group is listed at the New York Stock Exchange and VAC Holding Group will be included in the consolidated financial statements of OM Group from 2 August 2011 onwards.

The change in ownership was based on a Sale and Purchase Agreement which was signed on 3 July 2011 and executed on the Closing Date 2 August 2011. Through this transaction the Purchaser OMG Germany acquired 100% of the shares in VAC Holding from the Seller, the former sole shareholder VAC Luxembourg S.à r.l.

Up to the Closing Date the sole shareholder of VAC Holding was VAC Luxembourg S.à r.l. (“VAC LuxCo” or “Shareholder”), which has registered offices in Luxembourg. The ultimate parent of VAC LuxCo was JPMorgan Chase, New York, USA. The consolidated financial statements of VAC Holding Group for the year 2010 were not part of the consolidated financial statements of JPMorgan Chase for the year 2010.

These consolidated financial statements are prepared by the Company for the special purpose of being issued in connection with the reporting requirements of the new shareholding Group under the rules and regulations of the US Securities and Exchange Commission (“SEC”). These consolidated financial statements were authorised for issue by the management of VAC Holding Group on 12 October 2011. Subsequent to 31 December 2010 there were no events that would have had material influence on the Group’s consolidated financial statements as of the reporting date.

(B)	Basis of preparation

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the IASB and the related interpretations.

(b)	Going concern

These consolidated financial statements are prepared on a going concern basis, based on a business plan for the years up to and including 2015 and the amended financing contracts as described below.

In the notes to previous year’s consolidated financial statements the Group had to report the fact that the going concern was at risk. Owing to the impacts of the macroeconomic crisis in the course of the global economic meltdown on the Group’s business performance in FY 2009 the Group was not able to comply with the financial key figures (“covenants”) set for FY 2009 by the existing loan agreements. Thus the Group and the syndicate of lenders still negotiated amendments to the Senior Facilities Agreement (“SFA”) at the balance sheet date 2009 based on a significantly lowered business plan for the year 2010 and onwards.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

According to the provisions of IAS 1 the senior bank loans and the senior secured notes (as further described in note 19 to these consolidated financial statements) had therefore to be reclassified from long-term to short-term liabilities in the amount of EUR 234,140 thousand as of 31 December 2009.

Finally on 6 May 2010 the consortium of lenders and the Group signed the Seventh Amendment to the SFA setting revised financing conditions for financial year 2010 and onwards and waiving all listed defaults which occurred so far. The amended financing contracts include a set of revised/new covenants as well as higher margins, additional fees and other commitments to be borne by the borrowers. The Seventh Amendment to the SFA became effective on 21 May 2010 when the agent of the bank syndicate notified VAC and the lenders that all conditions precedent documents were received satisfactory in form and substance.

Upon the effectiveness of the Seventh Amendment to the Senior Facilities Agreement the loans were reclassified from short-term to long-term liabilities in the amount of EUR 234,140 thousand. For further details regarding the bank loans please refer to the notes 19 and 24 of these consolidated financial statements.

In FY 2010 the Group’s recovery in the course of the global economic upturn was much better than forecasted. At financial year end VAC could even exceed the total sales figure of FY 2007 (EUR 341.9 million), the year before the financial and macroeconomic crisis started. As a consequence the business plan was revised again now showing substantially better figures for the year 2011 and onwards up to and including 2015.

(c)	Presentation currency

The consolidated financial statements are presented in Euros, rounded to the nearest thousand. Certain numerical figures included in this report have been subject to rounding adjustments; accordingly, numerical figures shown as totals in tables may not be an exact aggregation of the figures that precede them.

(d)	Basis of measurement

The figures in the consolidated financial statements are prepared on the historical cost basis except for derivative financial instruments, receivables and other non-current assets, cash and cash equivalents, specific payables and other current liabilities which are stated at fair value.

(e)	Use of estimate and judgements

The preparation of financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of valuation principles and accounting policies, thus influencing the results of operations, financial position and net assets of the Group. Primarily the following balance sheet items may be subject to estimates and assumptions: inventory value adjustments, provisions, goodwill, valuation allowances on receivables and current and deferred taxes. The estimates and underlying assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making judgements about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Further information about the balance sheet positions listed above to be affected by judgements, estimates and assumptions are included in the following notes to these consolidated financial statements:

•	Note 8, note 9 and note 14 – Taxes

•	Note 12 – Goodwill

•	Note 15 – Inventories

•	Note 16 – Receivables

•	Note 21 – Provisions

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

(f)	Application of changes to IFRSs

The Group thoroughly examines all amendments to the existing IFRSs and interpretations as well as every new IFRS standard issued by the IASB or newly issued interpretation to determine whether or not these are relevant for the consolidated financial statements of VAC Holding Group.

The new standards and amendments to existing standards and its interpretations which have to be applied for the financial year ending December 31, 2010 have been reviewed as follows:

•	Revised IFRS 3 Business Combinations (effective for financial year beginning on or after 1 July 2009)

•	Amended IAS 27 Consolidated and Separate Financial Statements (effective for financial year beginning on or after 1 July 2009)

•	Amendment to IAS 39 Financial instruments: Recognition and measurement – Designation of items as hedged items (effective for financial year beginning on or after 1 July 2009)

•	IFRIC 17 Distributions of Non-cash Assets to Owners (effective for financial year beginning on or after 1 November 2009)

•	IFRIC 18 Transfers of assets from customers (effective for financial year beginning on or after 1 November 2009)

•	Amendment to IFRS 2 Share-based Payment – Intra-group cash-settled share-based payment transaction (effective for financial year beginning on or after 1 January 2010)

•	Amendment to IAS 32 Financial Instruments: Presentation – Classification of rights issues (effective for financial year beginning on or after 1 February 2010)

•	IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments (effective for financial year beginning on or after 1 July 2010)

The foregoing had no effect on the Group’s consolidated financial statements.

The IASB and the IFRIC, respectively, published the following new or revised standards and interpretations which the Group has not yet finally examined whether or not these are relevant for the consolidated financial statements of VAC Holding Group.

•	Amendments to IFRIC 14 Prepayments of a Minimum Funding Requirement (effective for financial year beginning on or after 1 January 2011)

•	Revised IAS 24 Related Party Disclosures (effective for financial year beginning on or after 1 January 2011)

•	IFRS 9 Financial Instruments (effective for financial year beginning on or after 1 January 2015)

•	Amendments to IFRS 7 Financial Instruments: Disclosures (effective for financial year beginning on or after 1 July 2011)

•	Amendments to IAS 12 - Deferred Tax: Recovery of Underlying Asset (effective for financial year beginning on or after 1 January 2012)

(C)	Significant accounting policies

The accounting policies are the specific principles, bases, conventions, rules and practices that the Group applies in preparing and presenting its consolidated financial statements. The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, unless otherwise indicated, and have been applied consistently by all Group companies.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

(a)	Basis of consolidation

(i)	Subsidiaries

Subsidiaries are entities controlled by VAC Holding. Control exists when VAC Holding has the power, directly or indirectly, to govern the financial and operating policies of an entity in order to obtain benefits from its activities. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Details regarding significant subsidiaries included in these consolidated financial statements are listed in section 28 of these notes. All subsidiaries have a financial year ending on 31 December.

(ii)	Transactions eliminated on consolidation

Intra-group balances and any unrealised gains and losses or income and expenses arising from intercompany transactions are eliminated when preparing the consolidated financial statements.

(b)	Foreign currency transactions

Transactions in foreign currencies are translated at the foreign exchange rate in effect at the date of the transaction. Income and expenses are translated by using an average exchange rate. Differences from the conversion of foreign currencies on assets, liabilities and equity of subsidiaries whose functional currency is not Euro are recognised in the income statement due to the structure of VAC Holding Group.

The currency translation is performed as follows: Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated to Euros at the foreign exchange rate in effect at that date. Non-monetary assets and liabilities denominated in foreign currencies that are recognised at historical cost are converted using the historical exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to Euros at foreign exchange rates in effect at the dates the fair values were determined.

(c)	Financial instruments

(i)	Non-derivative financial assets and liabilities

Financial assets and liabilities are presented applying IAS 39 “Financial Instruments: Recognition and Measurement”. The Group initially recognises loans, receivables and deposits on the day that they are originated. All other regular way contracts are recognised using trade day accounting irrespective of the category to which the transaction belongs. Financial assets and liabilities are reported at their respective gross amounts. Only when the Group has the legal right to offset the amounts, financial assets and liabilities are offset and presented at the net amounts.

Financial assets are recognised initially at fair value. Regularly the fair values presented in the consolidated financial statements will correspond to the market values of the financial assets. If a quoted price on an active market is not available for a financial asset, the Group uses standard valuation techniques based on instrument-specific market parameters.

Financial liabilities are recognised initially at fair value. Transaction costs which are directly attributable to the acquisition of a financial liability are also recognised and are amortised over the maturity of the liability using the effective interest rate method. According to IAS 39 the Group’s financial instruments are recognised in categories as follows:

•	Loans and receivables (“LaR”) and financial liabilities measured at amortised cost (“Flac”).

Financial liabilities are as an exception classified as equity instruments (hybrid capital) if the following features are noticed according to the provisions in the standard IAS 32: the instrument has no fixed maturity date, the holder of the instrument has no right to withdraw the funds, the instrument is subordinate to all other classes of instruments and the issuer has the sole right to redeem the instrument for cash at his own discretion.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

For more information related to financial instruments please refer to note 23 of these consolidated financial statements.

(ii)	Derivative financial instruments

The Group holds only derivative financial instruments to hedge its foreign currency and interest rate risk exposures which are designated in a hedge relationship that qualifies for hedge accounting. On initial designation of the derivative as the hedging instrument, the Group formally documents the relationship between the hedging instrument and the hedged item. The Group makes assessments at the inception of the hedge relationship as well as on an ongoing basis of whether the hedging instrument is expected to be highly effective in offsetting the changes in the fair value of cash flows of the respective hedged item attributable to the hedged risk. A hedging transaction is regarded to be highly effective if the actual results of the hedge are proved to be within a range of 80% to 125%. For a cash flow hedge of a forecast transaction this transaction should be highly probable to occur and should present an exposure to variations in cash flows that could ultimately affect reported profit and loss.

Derivative financial instruments are recognised initially at fair value and are subsequently measured at fair value. If a quoted price on an active market is not available for a financial instrument the Group uses a discounted cash flow analysis or an option pricing model. Basic parameters for these valuation models are relevant comparable prices from any observable market transactions or feasible risk-return factors available from a reliable source.

At the date of the closing of a hedging contract VAC Holding Group classifies such a transaction either as a cash flow hedge instrument (if it hedges a highly probable forecast transaction) or as a fair value hedge instrument (if it hedges the fair value of a recognised asset or liability).

Gains and losses from the change in the fair value of a derivative hedging instrument classified as an effective cash flow hedge instrument are recognised directly in other comprehensive income and presented in “Other equity components”. Such cumulated gains and losses recognised in other comprehensive income will be released to the consolidated income statement at the same date as the hedged forecast transaction is realised and its effects are recognised in the consolidated income statement.

Gains and losses from the change in the fair value of a derivative hedging instrument classified as an effective fair value hedge instrument are recorded in the income statement together with the changes in the fair value of the hedged asset or liability.

(d)	Plant, equipment, land and buildings

(i)	Purchased and self-constructed assets

Items of purchased plant, equipment, land and buildings are stated at initial plus subsequent cost less accumulated depreciation and impairment losses plus reversals of impairment losses. The costs of self-constructed assets include the cost of materials, direct labour and an appropriate portion of production overheads. Purchased software that is integral to the functionality of the related item of plant and equipment is capitalised as part of that item.

Borrowing costs are not capitalised due to the extensive debt financing of the Group related to its foundation. As a result, borrowing costs are not directly attributable to the acquisition or construction of qualifying assets. Another reason for not capitalising borrowing interest is the specification in the financing contracts to the effect that VAC must generate the funds for investing activities from the cash flow of the financial year.

As far as significant parts of an item of plant, equipment, land and buildings have different useful lives, they are accounted for as separate items of plant, equipment, land and buildings.

The gain or loss on disposal of an item of plant, equipment, land and buildings is determined by comparing the proceeds from disposal with the carrying amount of the respective item of plant, equipment, land and buildings and is recognised net within other income or other expenses in the consolidated income statement.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

(ii)	Leased assets

Leasing contracts where VAC Holding Group assumes substantially all the risks and rewards of ownership are classified as finance leases. The asset acquired by way of finance lease is recognised at an amount equal to the lower of its fair value and the present value of the minimum lease payments at the inception date of the leasing contract less accumulated depreciation and impairment losses.

(iii)	Subsequent costs

VAC Holding Group recognises in the carrying amount of an item of plant, equipment, land and buildings the cost of replacing parts of such an item when that cost is incurred only if it is probable that the future economic benefits embodied with the item will accrue to VAC Holding Group and that the cost of the item can be measured reliably. All other costs are recognised in the income statement as an expense.

(iv)	Depreciation

Depreciation is charged to the income statement on a straight-line basis over the estimated useful life of each part of an item of plant, equipment and buildings. Land is not depreciated. The estimated useful lives are as follows:

• Buildings	5 - 50 years

• Plant and equipment	5 - 20 years

• Fixtures and fittings	5 - 10 years

Depreciation methods, useful lives and residual values are reviewed annually and adjusted if appropriate.

(e)	Intangible assets

(i)	Goodwill

All business combinations are accounted for by applying the purchase method. Goodwill represents the difference between the cost of the purchase of shares in subsidiaries and the fair value of the identifiable net assets acquired.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units and is not amortised regularly but is tested annually for impairment.

(ii)	Research and development

As VAC Holding Group is a technology leader in its main markets it invests significant resources into the research and development of new and innovative alloy systems, technologies and products. These activities are considered to be predominantly pure research activities. Further activities relate either to development or to improvements of products based on specific needs or requirements of customers.

VAC Holding Group identified some presumably long-term development projects and has established procedures to reliably capture and analyse project related cost within the total expenses of the research and development departments of the segments.

The segment-related research and development committees of VAC Holding Group constantly analyse new projects to determine if these qualify as development projects. They also continuously examine the identified development projects to determine their progress and the likelihood that the individual project will be completed and that the finalised project will generate future economic benefits.

For financial year 2010, the total expenses incurred for research and development prior to capitalisation were EUR 14.4 million (previous year: EUR 10.9 million). Lower cost in previous year were due to reduced external cost from phasing out contracts and less headcount aligned to the decline in sales.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

(iii)	Other intangible assets

Other intangible assets consisting of “Software and other licenses” are acquired by VAC Holding Group and are stated at cost less accumulated amortisation (see below) and impairment losses. VAC Holding Group has intangible assets with finite useful lives only.

(iv)	Subsequent expenditure

Subsequent expenditure on intangible assets is capitalised only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed when incurred.

(v)	Amortisation

Amortisation is charged to the consolidated income statement on a straight-line basis over the estimated useful lives of intangible assets. Goodwill is not depreciated but rather tested systematically for impairment on an annual basis. Other intangible assets are amortised from the date they are available for use. The estimated useful lives are as follows:

• Patents and licences	4 – 20 years

• Software and other licences	3 – 10 years

• Development costs	5 years

• Customer base	10 years

Amortisation methods, useful lives and residual values are reviewed annually and adjusted if appropriate.

(f)	Interests in joint ventures

Accounting for and reporting of interests in joint ventures is generally done applying IAS 31.30 (proportionate consolidation) or IAS 31.38 (equity method), unless the the terms and conditions of the investment, although contractually named joint venture, does not meet all of the definitions as determined in IAS 31.3., e.g. the definition of joint control. Such investments are then regarded as investments in associates and are accounted for in accordance with IAS 28.

(g)	Trade receivables and other receivables

Receivables are initially recognised at fair value. Subsequently receivables are measured at amortised cost using the effective interest method. If necessary, respective allowances are determined on the basis of individual risk assessment and past experience of losses and are recognised to a separate allowances account then deducted from (gross) receivables.

(h)	Inventories

Inventories are measured at the lower of cost and net realisable value. Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses.

The cost of raw material, supplies and metals are assigned by using the weighted average cost formula and include all expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. In the case of work in progress and finished goods cost also include, in addition to the directly attributable unit costs, an appropriate share of overheads based on normal operating capacity. Borrowing costs are not capitalised.

Allowances on inventory items are generally realised in case quantities at hand exceed usage calculated for the next 12 months based on average usage of the last twelve months. However, the following exceptions are made:

•	for products at the start of their life cycle and for inventory items as far as existing orders exceed the calculative surplus. In such case the calculated allowance amount is reduced respectively.

•	for finished goods at the end of their life cycle. In such case the regularly calculated allowance amount is increased accordingly.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

(i)	Cash and cash equivalents

This item comprises cash on hand, bank deposits and cash at banks.

(j)	Impairment

The carrying amounts of VAC Holding Group’s non-current and current assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated.

Specific criteria are used to verify the indication of impairment. For example, if the fair value of an asset has permanently declined below its amortised cost or that an active market for a financial asset has ceased to exist, if the debtor of a financial asset discloses severe financial problems, if concessions are made towards a borrower in the light of financial problems, or if a debtor is likely to become insolvent.

An impairment loss is recognised whenever the carrying amount of an asset or a cash-generating unit exceeds its recoverable amount. Impairment losses concerning tangible or intangible assets are recognised in the consolidated income statement in the line “Depreciation and amortisation of intangible assets, plant, equipment and buildings”. Impairment losses related to goodwill are recognised in the consolidated income statement in the line “Impairment on goodwill”.

Impairment losses on receivables regarding credit risks are recognised mainly through separate allowances for domestic and foreign customers that are deducted from the gross value of the receivables. The movement of such allowances is included in the consolidated income statement in the line “Other operating expenses”, therein “Individual debtor allowances”. Impairment losses on receivables regarding accrued contractual bonus reimbursements to customers are recognised on the balance sheet as described before and in the consolidated income statement in the line “Sales” as reduction of revenues.

Impairment losses recognised in respect of a cash-generating unit are allocated first to reduce the amount of goodwill allocated to this unit and subsequently to the remaining assets of the cash-generating unit proportionally to their carrying amounts.

(i)	Calculation of recoverable amount

VAC Holding Group calculates the recoverable amount of one of its receivables carried at amortised cost as the present value of estimated future cash flows, discounted at the original effective interest rate (i.e. the effective interest rate computed at initial recognition of those financial assets or the interest rate at the date of acquisition).

Current receivables with maturities of less than one year are not discounted.

The recoverable amount of other assets is the greater of their net selling price and their value in use. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that generates largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs.

(ii)	Reversals of impairment

An impairment loss in respect of goodwill is not reversed.

An impairment loss in respect of a receivable carried at amortised cost is reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognised.

In respect of other assets, an impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(k)	Interest-bearing loans

Interest-bearing loans are recognised initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing loans are stated at amortised cost with any difference between cost and redemption value being recognised in the consolidated income statement over the maturity of the loans on an effective interest rate basis.

(l)	Employee benefits

(i)	Defined benefit plans

VAC Holding Group’s net obligations in respect of a defined benefit plan are calculated by estimating the amounts of future benefits that employees have earned in return for their service rendered in the current and prior periods; each benefit is individually discounted to determine its present value. The discount rate is the yield at the balance sheet date on first class corporate bonds that have maturity dates approximating the terms of the Group’s pension obligations. The calculation is performed by a qualified actuary using the projected unit credit method.

When the benefits of a plan are improved, the portion of the increased benefits relating to past services of the employees is recognised as an expense in the consolidated income statement on a straight-line basis over the average period until the benefits become non-lapsable. To the extent that the benefits are immediately non-lapsable, the related past service cost is directly recognised in the consolidated income statement.

When the benefits of a plan are downgraded, the differences between the previous and the actual estimated benefits are recognised as a negative expense in the consolidated income statement for those periods for which the employees are not yet entitled for pension benefits.

The Group recognises all actuarial gains and losses arising from the defined benefit pension plans as a result of changes in actuarial assumptions for the valuation of pension scheme obligations directly in other comprehensive income, net of deferred taxes. The cumulative amount of these actuarial gains and losses is presented in equity as part of “Other equity components”.

(ii)	Other long-term service benefits

VAC Holding Group’s net obligations in respect of long-term service benefits other than pension plans are calculated by estimating the amounts of future benefits that employees have earned in return for their service in the current and prior periods.

These obligations consist of the anniversary payments provision and the provision for old-age part time. The provisions are calculated using the projected unit credit method. The discount rate is the yield at the balance sheet date on first class corporate bonds that have maturity dates approximating the terms of the Group’s obligations. The effects due to changes in actuarial assumptions for the valuation of anniversary benefits and old-age part time provisions are recognised directly in the consolidated income statement. The fair value of any related financial asset is deducted. For further details please refer to note 20 of these consolidated financial statements.

(m)	Provisions

A provision is recognised in the balance sheet when VAC Holding Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects market assessments of the time value of money and, where appropriate, the risks specific to the liability.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Warranty provisions recognised in the balance sheet are determined on an individual basis.

(n)	Trade payables and other liabilities

Trade payables and other liabilities are initially recognised at fair value or at estimated redemption amounts. Subsequently trade payables and other liabilities are measured at amortised cost using the effective interest rate method. Non-current liabilities are disclosed at discounted present value.

(o)	Sales to third parties

Revenue from the sale of goods is recognised in the income statement when the significant risks and rewards of ownership have been transferred to the buyer and when it is probable that the economic benefits associated with the transaction will accrue to VAC Holding Group.

(p)	Expenses

(i)	Operating lease payments

Payments made under operating lease agreements are recognised in the consolidated income statement on a straight-line basis over the terms of the lease agreements. Lease incentives received are recognised in the income statement as an integral part of the total lease expense.

(ii)	Finance lease payments

Minimum lease payments are split into finance charges and the amounts for reduction of the outstanding liability. The finance charges are allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(iii)	Net financing costs

Interest income is recognised in the consolidated income statement as it accrues. Interest income includes interest on bank balances, on interest hedging transactions and on taxes.

Interest expenses contain interest payable on temporary bank overdrafts during the year, interest on loans and on finance leases, interest on the obligations according to IAS 19 and interest on taxes. Capitalised deferred financing costs are recognised in the consolidated income statement using the effective interest method.

Interest income and expenses derived from effective interest hedging transactions are recognised together with the interest expenses resulting from the secured loan agreements.

(q)	Income taxes

Income taxes include current and deferred taxes. Income taxes are recognised in the consolidated income statement, except to the extent that they relate to events recognised directly in other comprehensive income, in which case they are also recognised there by being offset directly to the respective item. The amount net of tax is then presented in “Other equity components”.

Current taxes are the expected income taxes payable on the taxable income for the year, calculated using tax rates enacted or substantially enacted at the balance sheet date, and any adjustment to taxes paid or payable in respect of previous years.

Deferred taxes are provided for temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the respective amounts used for taxation purposes and are also calculated on tax losses carried forward, using tax rates that are valid for future periods. VAC Holding Group does not recognise deferred tax liabilities on goodwill. The amount of deferred tax recognised is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted for the Group at the balance sheet date and valid for future periods.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised. Deferred taxes are only offset within the individual Group companies insofar as it can be assumed that future tax refund entitlements can be eliminated against

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the financial year ended 31 December 2010

Notes to the Consolidated Financial Statements

existing tax liabilities with respect to the same tax authorities.

(r)	Segment reporting

A segment is a distinguishable component of VAC Holding Group, the operating results of which are examined regularly by the management of VAC Holding GmbH with regard to decisions on the allocation of resources to this segment and the evaluation of its earnings power, and for which appropriate financial information is available.

2.	Segment reporting

Segment information is presented based on VAC Holding Group’s internal reporting structure to the upper and extended management.

Inter-segment pricing is determined on an arm’s length basis.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated items comprise tax income and tax expenses, interest-bearing loans and notes, financial result, long-term employee benefit provision according to IAS 19, tax assets, tax liabilities, cash and cash equivalents and equity.

Segment capital expenditure is the total cost incurred during the period to acquire and construct assets of plant, equipment, land and buildings as well as intangible assets and development costs that are expected to be used for more than one period.

Business segments

The internal structure of VAC Holding Group comprises three divisions (business segments), each of them with its own management. The heads of division management report to the management of VAC Holding Group. Each segment contributes more than 10% to the consolidated external sales, consolidated earnings and consolidated assets. The total of segment sales to third parties is equal to total Group sales. There are no further segments identifiable within VAC Holding Group. Consequently no segments are aggregated to any one reporting segment.

VAC Holding Group has the following business segments:

•

Material & Parts: Research, development, production and delivery of different customised materials and parts. Some of these materials are further incorporated into products of the Cores and Components and Permanent Magnets segments.

•

Cores & Components: This segment principally produces cores, which are round metallic items exhibiting certain magnetic properties, and components, which are combined with purchased parts to form complete subassemblies.

•	Permanent Magnets: Development and production of permanent magnets and magnet systems used in different end markets.

Geographical areas

The segments are managed on a worldwide basis, but operate in different geographical areas. In presenting information on the basis of geographical areas, segment sales are based on the geographical location of its customers. Segment assets are based on the geographical location of assets.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

2.	Segment reporting (continued)

Business segments

	Material & Parts		Cores & Components		Permanent Magnets		Other unallocated amounts		Consolidated
	(MP)		(CC)		(PM)
In EUR thousands	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Sales to third parties	116,821	81,980	138,452	86,656	91,081	66,185	0	0	346,354	234,821
Inter-segment sales	23,446	14,534	0	0	0	0	0	0	23,446	14,534
Inter-segment purchases	0	0	-23,361	-14,303	-85	-231	0	0	-23,446	-14,534
Depreciation and amortisation	-8,265	-8,322	-6,590	-6,889	-9,243	-9,231	0	0	-24,098	-24,442
Impairment on goodwill	0	-20,127	0	-18,409	0	-28,322	0	0	0	-66,858
Earnings before interest and taxes (EBIT)	20,636	-20,365	16,515	-19,463	3,271	-34,675	0	0	40,422	-74,503
Financial result	0	0	0	0	-1,788	-1,305	-21,363	-26,884	-23,151	-28,189

Earnings before tax									17,271	-102,692

Taxes									-2,658	7,369

Consolidated profit / loss for the period									14,613	-95,323

	2010	2009	2010	2009	2010	2009	2010	2009	2010	2009
Segment assets excluding shares in joint ventures	176,261	164,970	148,481	134,782	110,855	105,395	21,762	22,435	457,359	427,582
Shares in joint ventures	0	0	0	0	4,604	4,604	0	0	4,604	4,604

Segment assets	176,261	164,970	148,481	134,782	115,459	109,999	21,762	22,435	461,963	432,186

Segment liabilities	11,781	7,871	18,934	12,364	11,344	8,789	327,104	407,135	369,163	436,159

Capital expenditure	3,844	2,587	5,642	2,222	3,954	4,871	0	0	13,440	9,680

As of year ending 31 December 2010, 83.68% (previous year: 85.75%) of the assets of VAC Holding Group were allocated to VACUUMSCHMELZE GmbH & Co. KG in Hanau, Germany.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The financial result allocated to Permanent Magnets refers to the interest on those bank loans that exclusively relate to the acquisition of the subsidiaries in Finland in 2007. All other items of financial income and expenses as disclosed in note 7 are incurred by the entire Group and cannot be allocated to the business units.

The other unallocated amounts of assets comprise the interest bearing loans from related parties, the deferred tax assets, the current tax receivables and those amounts of cash which cannot be allocated to the segments reasonably. The allocated amounts of segment assets are identified by their related cost centres or profit centres as well as the countries in which these assets are used, e.g. all assets located in Malaysia are allocated to the segment Cores & Components.

The allocated segment liabilities only comprise those trade payables that may be identified as segment liabilities through the purchased goods or the names of the respective suppliers. The main portion of liabilities are incurred by the entire Group and cannot be allocated to the business units, mainly comprising the interest-bearing loans and notes, the deferred tax liabilities, the long-term employee benefit provisions, the remainder of trade payables, the other liabilities and the current tax provisions.

Sales by geographical areas

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Germany	116,270	70,174
Europe, without Germany	119,102	86,576
America	45,699	33,034
Asia	64,696	44,538
Other regions	587	499

Total sales	346,354	234,821

VAC Holding Group recognised sales to one customer group in financial year 2010 in the amount of EUR 34.4 million (previous year: EUR 26.4 million). These are 9.9% (previous year: 11.2%) of total sales. All business segments sold products to this customer group.

Non-current assets by geographical areas

Non-current assets other than investments in shares, deferred tax assets and goodwill are described as follows:

	Land and buildings, plant and equipment		Intangible assets
In EUR thousands	2010	2009	2010	2009
Europe	170,970	176,523	36,010	40,663
Asia/America	6,452	6,620	1,666	2,005

Total non-current assets	177,422	183,143	37,676	42,668

Capital expenditure by geographical areas

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Europe	12,501	9,508
Asia/America	939	172

Total capital expenditure	13,440	9,680

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

3.	Acquisition of subsidiaries

Follow-up from the sale and purchase agreement for the acquisition of VAC Magnetics Group

When acquiring the companies of VAC Magnetics Group on 8 December 2005, it was contractually agreed with the seller – the Morgan Crucible Group, Windsor, UK (hereinafter “Morgan Crucible”) – that the former owner would be obliged to indemnify the purchaser for all tax payments relating to the time before the acquisition (FY 2001 up to and including FY2005) and made by the former Morgan Crucible companies now belonging to VAC Holding Group. Based on this agreement Morgan Crucible indemnified the Group in the year 2010 for tax payments made regarding tax assessments for the years 2001 up to 2005. This indemnity in the amount of EUR 3,393 thousand was recognised as other income in the consolidated income statement as a one time item.

There are some tax cases and some tax audits still pending regarding the tax periods 2001 up to 2005 and those companies for which Morgan Crucible will still be obliged to compensate for all related tax payments eventually to be made in future periods. The Group assumes that nearly all of these potential claims are to be reimbursed by Morgan Crucible. However, currently there are no further liabilities and no related claims to be recognised in the consolidated financial statements.

Further acquisition of shares in Neorem Magnets Ningbo Co. Ltd.

Effective 2 October 2007, VAC Holding Group acquired Neorem Magnets Oy in Ulvila, Finland. The acquired entity holds 58.9% of the shares of Neorem Magnets Ningbo Co. Ltd. in Ningbo, China (together “Neorem Group”).

41.1% of the shares in Neorem Magnets Ningbo Co. Ltd. are held by the Finnish Fund for Industrial Corporation (hereinafter “Finnfund”), which is not part of VAC Holding Group. Based on the contractual agreement, Neorem Magnets Oy has the obligation and/or right to acquire these shares from Finnfund (put/call option). Accordingly, the future acquisition of the minority interests was presumed to be completed at the date of the acquisition of the Neorem Group and a liability due to Finnfund was recognised in the amount of the probable total future purchase price. Accordingly VAC Holding does not report the shares held by Finnfund as minority interest.

In accordance with the terms of the agreement, Neorem Magnets Oy paid the fourth and the fifth instalment of total EUR 187 thousand to Finnfund in January and July 2010; in return, the contractual partner released the corresponding amount of shares (8.218%). In total 20.55 % of the shares are purchased. This transaction has not yet been registered in China due to extensive documentation required and lengthy procedures including governmental approvals and official registries. The Group plans to start these proceedings in spring 2013 after the tenth instalment has been paid. Due to the outstanding formal registration the number of shares in Neorem Magnets Ningbo Co. Ltd. indicated in note 28 still remains at the previous year’s level.

Sale of shares in Neorem Magnets Oy

As part of the efforts to forge closer bonds with the management team of Neorem Magnets Oy, VAC Magnetic Finland Oy in 2008 sold approx. 3.34% of shares in Neorem Magnets Oy to ten members of the subsidiary’s management team (management shareholders). The shares of the Neorem management team have also been pledged as collateral for the banking consortium.

The shareholder agreement concluded as the basis for the investment states that, if specific targets regarding EBITDA and cash flow are adhered to between 2008 and 2011, the members of the management team will be entitled to acquire a limited number of share options in Neorem Magnets Oy at a specified preferential price. No share options will be issued for fiscal years 2008, 2009 and 2010.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The shares can only be sold by the management shareholders with the approval of the majority shareholder VAC Magnetic Finland Oy after a specified period of time and under certain conditions. However, under specified conditions the management shareholders will have the right to sell their shares to VAC Magnetic Finland Oy (put option). If these shares are repurchased by the majority shareholder a defined purchase price will apply, which has to be determined based on specific criteria.

Based on the agreements outlined above, VAC Holding Group does not report the shares held by the management team as minority interest but rather assumes that the future acquisition of the minority interest is inevitable and has already been completed. Accordingly, in 2009 two management team members left the company for retirement and VAC Magnetic Finland Oy purchased their shares of around 1.35% according to the agreement for the amount of EUR 331 thousand. No management team members left Neorem Magnets OY in FY 2010. The anticipated purchase price for the 1.99% shares of Neorem Magnets Oy still remaining with the management team is recognised in the amount of EUR 426 thousand as a liability on the balance sheet at year end 2010 (previous year: EUR 382 thousand). The difference of EUR 44 thousand was recognised in the income statement in the line “Personnel expenses”.

4.	Other operating income

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Capitalised internal cost for self-constructed assets	1,962	1,423
Income from recharge of expenses	1,743	1,156
Realised discounts and supplier rebates	836	417
Reversal of provisions	804	0
Income from canteen	622	525
Derecognition of liabilities	1,986	4,879
Rental income	439	439
Licenses	10	50
Reversal of debtor allowances	116	396
Foreign exchange gains	10,518	4,734
Tax indemnity payment from Morgan Crucible for prior years	3,393	0
Income from refunds received for old age part time cost	607	481
Sundry	1,427	953

Total	24,463	15,453

The capitalised internal cost for self-constructed assets in the amount of EUR 1,962 thousand (previous year: EUR 1,423 thousand) include the capitalisation of development cost in the amount of EUR 1,685 thousand (previous year: EUR 1,214 thousand).

The item derecognition of liabilities for 2010 mainly contains the reversal of accrued liabilities in the amount of EUR 1.9 million for customer complaints, for employers mutual insurance association and for other personnel liabilities. The item derecognition of liabilities for 2009 mainly contained the reversal of an accrued liability for personnel expenses (bonus payments) in the amount of EUR 3.6 million. According to the Group’s German bonus scheme the 2008 performance bonus was planned for payout to management and staff in April 2009. Instead Group management decided first to curtail and postpone the payments from April to July and in a second step to cancel the 2008 bonus payment in consideration of the difficult economic situation of the Group at that stage and in accordance with other efforts to compensate for the heavily decreasing sales figures by any possible cost savings.

Foreign exchange gains contain gains of EUR 2,158 thousand (previous year: EUR 586 thousand in foreign exchange losses) from the currency conversion of assets and liabilities at foreign subsidiaries.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

5.	Other operating expenses

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Indirect material cost	-10,212	-6,629
Energy cost	-9,452	-7,417
Maintenance expenses	-14,203	-8,918
Freight cost	-10,781	-6,872
Licence fees	-3,120	-1,968
Data processing / telecommunication expenses	-4,438	-4,489
Commissions	-1,466	-1,108
Fees for purchased services	-6,697	-6,412
External cost for research and development	-322	-397
Travel and entertainment cost	-2,296	-1,443
Expenses for advertising and fairs	-629	-349
Cleaning and waste disposal cost	-1,177	-996
Rework cost	-89	-57
Individual debtor allowances	-88	-92
Insurance fees	-1,258	-1,360
Rental fees	-2,566	-2,106
Protective clothing cost	-715	-469
Loss on sale of plant and equipment	-46	-66
Expenses for canteen	-575	-461
Audit fees	-447	-451
Bank charges	-121	-94
Expenses for office supplies and newspapers	-590	-487
Foreign exchange losses	-9,377	-6,100
Expensed VAT	-258	-1,497
Provisions recognised / used	-314	-123
Sundry	-3,615	-2,821

Total	-84,852	-63,182

The considerable increase in other operating expenses is mainly due to the huge increase in production and sales. All cost items which directly or indirectly relate to the manufacturing of goods, e.g. indirect (production) material, energy cost, maintenance expenses etc., as well as those cost items which relate to the delivery and sale of goods, e.g. freight cost, license fees etc., stepped up significantly in the year under review.

“Fees for purchased services” comprises all kinds of consulting and service cost, such as for commercial, legal and tax advisors.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

6.	Personnel expenses

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09- 31 Dec. 09
Remuneration	-105,123	-76,821
Social security contributions	-19,848	-15,280
Current service cost of employee benefit obligations	-476	-1,552

Total	-125,447	-93,653

The significant increase in personnel expenses in the reporting year is due to the significant increase in sales and related step-up in production capacity utilisation in the Group’s workshops at all sites compared to previous year. In Germany some of the cost saving measures agreed upon in the collective wage bargaining agreement signed in November 2008 were cancelled in the course of 2010, e.g. the reduction of personnel working hours and the additional short-time work scheme. At the foreign sites the number of employees increased reflecting the increase of production according to the rapidly increasing customer demands.

7.	Financial result

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09 - 31 Dec. 09
Interest and similar income from banks	126	137
Interest on reimbursements from Morgan Crucible	206	0
Interest on taxes	137	0
Interest income from shareholder loans	127	73
Dividends received from joint venture SANVAC	0	459

Financial income	596	669

Interest for bank loans and bank guarantees	-12,492	-18,114
Change in fair value of interest cash flow hedges transferred from equity	-1,420	-829
Amendment fees and other financing expenses	-1,672	-1,823
Expenses from amortised financing cost	-2,438	-996
Interest and similar expenses	-94	-253
Interest on finance lease liabilities	-64	-69
Interest on taxes	-169	-1,175
Interest on long-term employee benefit obligations	-5,398	-5,599

Financial expenses	-23,747	-28,858

Financial result	-23,151	-28,189

For details regarding income and expenses from financial instruments according to IFRS 7 please refer to note 23 of these consolidated financial statements.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

8.	Taxes

In EUR thousands	1 Jan. 10- 31 Dec. 10	1 Jan. 09 - 31 Dec. 09
Income tax expense (previous year: income)	-3,483	7,369
Other non-income related tax income	825	0

Total tax in income statement	-2,658	7,369

Income tax
Tax expense for current year	-5,554	-1,692
Tax adjustments for previous periods	646	102
Deferred tax adjustments for previous periods	104	-358
Deferred tax income	1,321	9,317

Total income tax in income statement	-3,483	7,369

The increase in current tax expense in FY 2010 compared to FY 2009 corresponds to the increase in taxable income in 2010 especially for the operating sites in Germany and Slovakia.

The deferred tax income in 2010 is mainly due to the decrease of related IFRS values based on the respective amortisation of the assets capitalised in the course of the purchase price allocations regarding the acquisition of the VAC Magnetics Group in 2005 and the acquisition of the Neorem Group in 2007. For further information on the acquisition of Group companies please refer to note 3 of these consolidated financial statements.

Other non-income related tax income in 2010 is a late consequence of the acquisition of the VAC Magnetics Group in FY 2005. In the course of this deal real estate transfer tax in Germany became payable. As the respective tax returns were not ready to be filed at the end of 2005 the Group accrued for this future payable in the amount of EUR 1,250 thousand. The case was pending up to the end of FY 2010 when the Group was asked by the tax authorities to submit additional documents and files. In December 2010 the case was finally settled at an amount of EUR 425 thousand so that the remaining amount of EUR 825 thousand could be reversed.

Income tax recognised in other comprehensive income

	2010			2009
In EUR thousands	Gross amount	Tax impact	Net of tax	Gross amount	Tax impact	Net of tax
Defined benefit plan actuarial losses	-2,445	736	-1,709	-568	170	-398
Results from changes in fair value of cash flow hedges	606	-181	425	-1,159	348	-811

	-1,839	555	-1,284	-1,727	518	-1,209

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Reconciliation of effective tax rate

In EUR thousands	2010		2009
Profit / Loss before taxes	17,271		-102,692
Non-income related taxes	825		0

Profit / Loss before income tax	18,096		-102,692

Expected income tax		-5,429		30,808
Effective income tax		-3,483		7,369

Difference to be explained		1,946		-23,439

Non-deductible expenses		-2,306		-2,696
Impairment on goodwill		0		-20,057
Differences in tax rate at foreign plants		421		-391
Current tax adjustments for previous periods		646		102
Deferred tax adjustments for previous periods		104		-358
Use of unused tax losses from previous years		2,004		105
Losses not recognised as deferred tax assets		-31		-47
Non deductible temporary differences		1,008		-32
Others		100		-65

Difference explained		1,946		-23,439

The applicable tax rate of the Group is set to 30% as the total of the corporate tax rate applicable for Germany and the trade tax rate applicable for the City of Hanau. Compared to 2009 there was no reason to change this tax rate. The average effective tax rate for the Group in 2010 is at 19.25% (previous year: 7.18%). Main reasons for the significant change in the effective tax rate are (i) the higher taxable profits in 2010 compared to 2009 based on the recovery in business in combination with the effects of the German rules for the usage of tax losses carried forward and (ii) the huge impact in 2009 related to the non tax deductible goodwill impairment in the amount of EUR 66,858 thousand. Without this last mentioned item the effective tax rate in 2009 would have been at 20.56%. In 2010 the tax rate would have been higher at around 30% without the additional deduction of the interest expenses carried forward as described below.

The non-deductible expenses arise mainly from interest expenses, which are not tax-deductible in Germany on the level of the holding companies above the operating company VAC KG and which follow the “interest barrier” regulation introduced in Germany as of 2008. Based on the actual situation of the holding companies the Group does not expect that these interest expenses carried forward will be tax-deductible in future years. Therefore no deferred tax assets are recognised.

On the contrary VAC KG completely used those non-deductible interest expenses carried forward from FY 2008 and FY 2009 in the amount of EUR 6,656 thousand, based on the high taxable income earned in FY 2010. During the closing of 2009, based on the forecasts available at that stage, the Group did not expect that these interest expenses carried forward would be tax-deductible in future years. Therefore no deferred tax assets were recognised for carrying forward these amounts to 2010.

The non deductible temporary differences in FY 2010 relate mainly to the tax indemnity payments received from the former Group owner Morgan Crucible (please refer to note 3 “acquisition of subsidiaries”) which lead to different recognition for tax and IFRS purposes regarding the value of investments in subsidiaries.

9.	Current tax assets and liabilities

The current tax receivables are originated by various companies in their countries and relate to income taxes of 2010 where the prepayments made exceed the tax expenses finally calculated for the period.

The current tax liabilities in the amount of EUR 5,329 thousand (previous year: EUR 4,576 thousand) represent the amount of tax payables that exceed payments.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

10.	Plant, equipment, land and buildings

In EUR thousands	Land and buildings	Plant and equipment	Total
Cost

Balance as of 1 January 2009	115,525	123,452	238,977
Additions	539	7,910	8,449
Reclassification	325	-325	0
Disposals	-7	-513	-520

Balance at 31 December 2009	116,382	130,524	246,906

Balance as of 1 January 2010	116,382	130,524	246,906
Additions	308	11,346	11,654
Reclassification	1,176	-1,176	0
Disposals	-131	-2,029	-2,160

Balance at 31 December 2010	117,735	138,665	256,400

Depreciation and impairment losses

Balance as of 1 January 2009	10,771	36,180	46,951
Depreciation charge for the year	3,726	13,521	17,247
Disposals	0	-435	-435

Balance at 31 December 2009	14,497	49,266	63,763

Balance as of 1 January 2010	14,497	49,266	63,763
Depreciation charge for the year	3,692	13,669	17,361
Reversal of Impairment	0	-41	-41
Disposals	-131	-1,974	-2,105

Balance at 31 December 2010	18,058	60,920	78,978

Carrying amounts
As of 31 December 2009	101,885	81,258	183,143

As of 31 December 2010	99,677	77,745	177,422

Plant and equipment

Plant and equipment includes plant and machinery, other machines and equipment, tools, office equipment and assets under construction.

The depreciation charge for the year is recognised in the consolidated income statement in “Depreciation and amortisation of intangible assets, plant, equipment and buildings”. The balance of the carrying amounts of asset disposals versus the proceeds from the sale of fixed assets is in each case separately booked to the consolidated income statement either to “Other operating income” or to “Other operating expenses”.

Impairment losses and subsequent reversals

Plant, equipment, land and buildings are permanently evaluated. Impairment losses and reversals of losses are determined on an individual basis and recognised in the consolidated income statement as impairment losses in the category “Depreciation and amortisation of intangible assets, plant, equipment and buildings”. Impairment losses were not recognised, neither for 2010 nor for 2009. Each reversal of impairment losses is recognised in the category “Other operating income”. Such items when incurred are disclosed in the table above. One minor reversal was recognised in FY 2010 and no such item in the previous year.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Leased plant, equipment, land and buildings

a) Leased land and buildings

The only leasing property is a building unit in Ulvila, Finland, with an area for the production of permanent magnets and an administration area. The carrying amount at the reporting date was EUR 1,014 thousand (previous year: EUR 1,077 thousand). The contract is scheduled to run until 31 January 2017. It is planned to take over the building at the contractually agreed residual value of EUR 144 thousand in February 2017.

b) Leased plant and equipment

At present VAC Holding Group is not leasing any technical equipment or machinery under finance lease agreements.

Security

On 31 December 2010, all plant, equipment, land and buildings and all future additions thereon are pledged as collateral for bank loans. However, VAC Holding Group has unlimited access to these assets as part of its regular operating activities.

11.	Intangible assets

In EUR thousands	Customer base value	Internal Develop- ment costs	Patents and licences	Software and other licences	Total
Cost

Balance as of 1 January 2009	8,733	2,519	48,127	9,028	68,407
Additions	0	1,214	0	17	1,231

Balance at 31 December 2009	8,733	3,733	48,127	9,045	69,638

Balance as of 1 January 2010	8,733	3,733	48,127	9,045	69,638
Additions	0	1,687	0	99	1,786

Balance at 31 December 2010	8,733	5,420	48,127	9,144	71,424

Amortisation

Balance as of 1 January 2009	1,091	80	13,604	5,000	19,775
Additions	873	285	4,402	1,635	7,195

Balance at 31 December 2009	1,964	365	18,006	6,635	26,970

Balance as of 1 January 2010	1,964	365	18,006	6,635	26,970
Additions	873	258	4,278	1,369	6,778

Balance at 31 December 2010	2,837	623	22,284	8,004	33,748

Carrying amounts
As of 31 December 2009	6,769	3,368	30,121	2,410	42,668

As of 31 December 2010	5,896	4,797	25,843	1,140	37,676

As in the previous year, capitalised development costs are the key items in “additions”. The impact of this capitalisation on earnings is presented as “Capitalised internal costs for self-constructed assets” being part of “Other operating income” as explained in note 4 to the consolidated financial statements.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

In financial year 2010, development cost of EUR 1.7 million (previous year: EUR 1.3 million) were capitalised. Of this figure, approx. 2% were attributable to completed projects (previous year: 3%) and approx. 98% to ongoing projects (previous year: 97%). In the past financial year, ten projects begun in previous years were completed (previous year: 6 projects) and were classified as completed projects in the amount of EUR 1.3 million (previous year: EUR 0.5 million).

The additions to “Amortisation” are recognised in the income statement in “Depreciation and amortisation of intangible assets, plant, equipment and buildings”.

12.	Goodwill

In EUR thousands	Goodwill “Neorem- Group”	Goodwill “Magnetics- Group”	Goodwill Malaysia	Total
Cost

Balance as of 1 January 2009	2,283	157,375	511	160,169

Balance at 31 December 2009	2,283	157,375	511	160,169

Balance as of 1 January 2010	2,283	157,375	511	160,169

Balance at 31 December 2010	2,283	157,375	511	160,169

Impairment losses

Balance as of 1 January 2009	0	27,461	0	27,461
Additions	0	66,858	0	66,858

Balance at 31 December 2009	0	94,319	0	94,319

Balance as of 1 January 2010	0	94,319	0	94,319

Balance at 31 December 2010	0	94,319	0	94,319

Carrying amounts
As of 31 December 2009	2,283	63,056	511	65,850

As of 31 December 2010	2,283	63,056	511	65,850

Impairment test for cash-generating units with related goodwill

The goodwill of VAC Magnetics Group, Neorem Group and Malaysia is tested annually for impairment and additionally when there are indications of potential impairment.

For the purposes of testing the goodwill of VAC Magnetics Group for impairment, the asset has been allocated to cash generating units according to the three business segments Material & Parts, Cores and Components as well as Permanent Magnets, being the level at which this goodwill is monitored at VAC Holding Group.

IAS 36.18 defines that the recoverable amount of a cash-generating unit is the higher of the fair value less cost to sell or the value in use. VAC determined the value in use with the result that the value in use exceeded the fair value less cost to sell.

Value in use is determined based on the discounted future payments assuming unchanged continuation of operating activities. To this end, VAC Holding Group uses a detailed five-year plan. A constant growth rate of 1.7% (previous year 1.4%) is used for cash flows in all business segments that extend beyond this planning period. This assumed growth rate does not exceed the long-term average growth rates of the business segments.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The discount rate after tax of 9.22% (previous year: 8.8%) used for the calculation is based on the weighted average cost of capital (WACC) with reference to the debt capital structure and compared with key competitors in the business segments.

The detailed five-year plan 2011 up to and including 2015 regarding “VAC Magnetics-Group” was substantially enhanced in 2010 as a result of the sustainable strong recovery in sales and earnings figures since 2010. As a consequence no further impairment loss (previous year: EUR 66,858 thousand) has to be recognised in 2010.

A hypothetical increase of 100 base points in the underlying market interest rate for the WACC would also not lead to a further impairment loss on goodwill.

Based on the impairment tests, there was no requirement to write down the goodwill of Neorem Group and Malaysia.

13.	Shares in joint ventures

VAC Holding Group accounts for the following shares:

In EUR thousands
	2010	2009
SANVAC (Beijing) Magnetics Co., Ltd., China
Percentage of interest	49%	49%

Development of acquisition cost
Balance as of 1 January	4,604	4,604

Carrying amount as of 31 December	4,604	4,604

The shares in this Chinese company were acquired by the subsidiary VAC KG in May 2005. The reason for the acquisition was the production of low-cost permanent magnets in China as well as the expansion of the sales activities in the Asia-Pacific region.

At the date of preparation of these consolidated financial statements, SANVAC had not presented financial statements for financial year 2010 prepared in accordance with IFRS. Also, despite of the percentage of interest and all contractual rights, the Company had to experience that it does not have neither effective control nor significant influence over this joint venture. So these shares are classified as unquoted equity instruments and are recognised at cost in accordance with IAS 28.13 (c), IAS 39 46 (c) and IAS 39.A81.

In FY 2009 SANVAC distributed and paid a first time dividend to VAC KG in the amount of CNY 4,302 thousand for cumulated distributable profits of the years 2005 up to 2007. The payment in the amount of EUR 459 thousand was received mid of May 2009. For the distributed profits of the years 2005 to 2007 no Chinese withholding tax had to be deducted.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

14.	Deferred tax assets and liabilities

In EUR thousands	Assets 31 Dec. 10	Assets 31 Dec. 09	Liabilities 31 Dec. 10	Liabilities 31 Dec. 09	Net 31 Dec. 10	Net 31 Dec. 09
Plant, equipment, land and buildings	61	0	-27,938	-29,119	-27,877	-29,119
Intangible assets	680	673	-12,385	-13,253	-11,705	-12,580
Inventories	85	91	-378	-1,339	-293	-1,248
Receivables and other assets	137	260	-820	-1,552	-683	-1,292
Long-term employee benefit provisions	4,663	3,995	0	0	4,663	3,995
Provisions	1,193	1,032	-737	0	456	1,032
Interest-bearing loans and other liabilities	574	1,128	0	0	574	1,128
Tax loss carry-forwards	4,370	5,610	0	0	4,370	5,610

Tax assets / (liabilities)	11,763	12,789	-42,258	-45,263	-30,495	-32,474

Deferred tax assets not recognised

Potential tax assets relating to unused tax losses which are not expected be set off against future taxable profits are not recognised by the Group. The amount of such unrecognised tax assets is approximately EUR 10.9 million (previous year: EUR 10.9 million).

Changes in deferred taxes during the financial year

In EUR thousands	Balance as of 1 Jan. 09	Additions / Divestitures during the year	Recognised in income statement	Recognised in equity	Balance as of 31 Dec. 09
Plant, equipment, land and buildings	-30,056	937	937	0	-29,119
Intangible assets	-13,761	1,181	1,181	0	-12,580
Inventories	-5,714	4,466	4,466	0	-1,248
Receivables and other assets	-1,362	70	-279	349	-1,292
Long-term employee benefit provisions	5,397	-1,402	-1,572	170	3,995
Provisions	-2,264	3,296	3,296	0	1,032
Interest-bearing loans and other liabilities	611	517	517	0	1,128
Tax loss carry-forwards	5,197	413	413	0	5,610

Total	-41,952	9,478	8,959	519	-32,474

In EUR thousands	Balance as of 1 Jan. 10	Additions / Divestitures during the year	Recognised in income statement	Recognised in equity	Balance as of 31 Dec. 10
Plant, equipment, land and buildings	-29,119	1,242	1,242	0	-27,877
Intangible assets	-12,580	875	875	0	-11,705
Inventories	-1,248	955	955	0	-293
Receivables and other assets	-1,292	609	790	-181	-683
Long-term employee benefit provisions	3,995	668	-67	735	4,663
Provisions	1,032	-576	-576	0	456
Interest-bearing loans and other liabilities	1,128	-554	-554	0	574
Tax loss carry-forwards	5,610	-1,240	-1,240	0	4,370

Total	-32,474	1,979	1,425	554	-30,495

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

15.	Inventories

In EUR thousands	31 Dec. 10	31 Dec. 09
Raw materials and consumables	27,720	19,894
Work in progress	55,250	42,914
Finished goods	22,117	15,635
Inventory provisions	-5,841	-7,575

Total inventories	99,246	70,868

Inventories stated at cost	97,114	68,448
Inventories stated at fair value less costs to sell	2,132	2,420

Total inventories	99,246	70,868

Opening balance of inventory allowances	-7,575	-4,477
Inventory allowances made for the period	-2,445	-5,117
Inventory allowances used for the period	4,179	2,019

Final balance of inventory allowances	-5,841	-7,575

In FY 2010 inventories increased by 40% (EUR 28,378 thousand) compared to previous year. The inventory volume level was mainly aligned to the step-up in sales volume and the ongoing increase in customer demands. The recognised increase of inventories was even higher than the decrease in 2009 (EUR 25,556 thousand) that the Group had to perform as a reaction to the sharp downturn in sales volume and the ongoing decrease in customer demands caused by the macroeconomic crisis in the previous year. Due to the increasing demand for several products and the respective higher figures of consumption, inventory allowances decreased by EUR 1,734 thousand.

Within the income statement, allowances used or made for the period on raw materials and consumables are recognised in the line “Cost of materials”, allowances used or made for the period on unfinished or finished goods are recognised in the line “Change in unfinished and finished goods”.

Inventories are pledged as security for the senior facilities first ranking and for the high-yield bond second ranking.

16.	Trade receivables and other receivables

In EUR thousands	31 Dec. 10	31 Dec. 09
Trade receivables	43,290	32,023
Prepayments	-965	-704
Other receivables	90	54
Other non-financial receivables	6,508	5,252
Derivative financial assets	244	200

Total 3rd party	49,167	36,825

Impairment losses
Allowances (included above)	1,112	674

IFRS 7 requires a split of other receivables into other financial receivables and other non-financial receivables. The non-financial receivables mainly include prepaid items and receivables from value added tax due from tax authorities.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Changes in allowances for impairment losses on receivables

In EUR thousands	Allowances used for the period	Allowances reversed for the period	Allowances recognised for the period	Total
Balance as of 1 January 2009				978
Movements for the period	-87	-396	179	-304

Balance as of 31 December 2009				674

Balance as of 1 January 2010				674
Movements for the period	0	-116	554	438

Balance as of 31 December 2010				1,112

Allowances used and recognised for the period are included in line item “Other operating expenses”, therein “Individual debtor allowances”, amounting to EUR 88 thousand (previous year: EUR 92 thousand). Allowances recognised concerning accrued customer bonuses amount to EUR 466 thousand (previous year: EUR 0) in line item “Sales”. The reversal of allowances for impairment losses on receivables is recognised under line item “Other operating income”, therein “Reversal of debtor allowances” in the amount of EUR 116 thousand (previous year: EUR 396 thousand).

17.	Cash and cash equivalents

In EUR thousands	31 Dec. 10	31 Dec. 09
Bank balances	13,419	13,782
Bank deposits	137	478
Cash	12	11

Total cash and cash equivalents	13,568	14,271

The bank deposits are security deposits for bank guarantees issued in favour of the fully consolidated subsidiaries Neorem Magnets Oy, VACUUMSCHMELZE Malaysia Sdn. Bhd. (only 2009), VAC Beteiligungs-GmbH and VACUUMSCHMELZE s.r.o. No other restricted cash positions exist.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

18.	Equity

Share capital

The share capital of EUR 25 thousand is the legal minimum capital based on German law and was received in FY 2005 on foundation of the Company. The shares are divided into one share of EUR 24,750 and one share of EUR 250 and are all held by the sole shareholder VAC LuxCo. There has been no change in the shares or the shareholder compared to 2009.

Capital reserve

The starting capital reserve of EUR 43,225 thousand was established by way of a cash contribution in December 2005 by the Shareholder VAC LuxCo. This was a condition to be fulfilled in connection with the raising of funds for financing the purchase price for the VAC Magnetics Group. The capital reserve funds may not be withdrawn during the term of the loan agreements.

In March 2009 the shareholder converted EUR 15.0 million of his shareholder loans into the capital reserve of VAC Holding.

From August up to October 2009 two OEP holding companies above the Shareholder acquired High-Yield-Bonds, issued by the Group member VAC Finanzierung GmbH, in the nominal value of approximately EUR 80 million. On request of the Group’s financing banks the bond interest of EUR 3,695 thousand received by the OEP holdings as regular bond interest payment on 15 October 2009 had to be reimbursed through VAC LuxCo to the Group by way of contributing the funds into the capital reserve of VAC Holding.

OEP means One Equity Partners, a group of direct and indirect subsidiaries of the ultimate shareholder JPMorgan Chase, New York, USA.

On 15 April 2010 the Group member VAC Finanzierung GmbH again had to pay bond interest of EUR 3,694 thousand indirectly through the bond paying agent to VAC LuxCo, the final holder of the bonds acquired in 2009. On renewed request of the Group’s financing banks the bond interest had to be reimbursed on receipt by VAC LuxCo to the Group by way of contributing the funds into the capital reserve of VAC Holding.

Hybrid capital

On 23 December 2009 the Shareholder converted the residual shareholder loan in the amount of EUR 67 million into a hybrid equity instrument (hybrid loan) with the features and conditions as defined in the International Financial Reporting Standard IAS 32 “Financial instruments: presentation”. The hybrid loan has no fixed maturity date, the holder of the instrument has no right to redraw the funds, the instrument is subordinated to all other classes of instruments and the issuer has the sole right to redeem the instrument for cash at his own discretion.

As one of the conditions to the effectiveness of the Seventh Amendment to the financing contracts (please refer to note 19 for more information on the financing situation) on 14 May 2010 VAC LuxCo converted a portion of EUR 79.75 million of the high-yield bonds issued by VAC Finanzierung GmbH into another hybrid equity instrument (hybrid bond) based on a bilateral Exchange Agreement. In exchange for the high-yield bond notes VAC LuxCo received from VAC Finanzierung GmbH a Global Note in the amount of EUR 79.75 million. The Global Note has the features and conditions as defined in the International Financial Reporting Standard IAS 32 “Financial instruments: presentation”. The hybrid bond note has no fixed maturity date, the holder of the instrument has no right to redraw the funds, the instrument is subordinated to all other classes of instruments and the issuer has the sole right to redeem the instrument for cash at his own discretion.

Other equity components

The other equity components relate to changes in the fair values of effective cash flow hedge instruments which, in accordance with the relevant standard IAS 39, may not be recognised through the income statement, but which are allocated in the amount of EUR 425 thousand (previous year: EUR -811 thousand) to this equity position through other comprehensive income, net of tax.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Deferred dividend to shareholder

As item of the equity the hybrid bond note may not bear interest to be presented in the consolidated income statement. But as the terms and conditions of the Exchange Agreement dated 14 May 2010 between VAC LuxCo and VAC Finanzierung GmbH set the same interest percentage of 9.25% for the hybrid bond note as for the cancelled high-yield notes, the consolidated profit of the year is first determined without hybrid interest. In a second step the so determined consolidated profit of the period is allocated to retained earnings in the amount of EUR 9,880 thousand (previous year: loss of EUR -95,323 thousand) and to “Deferred dividend to shareholder” with regard to the amount of interest to the Global Note (EUR 4,733 thousand (previous year: EUR 0 thousand) which is not available for distribution at the discretion of the shareholder. This is to ensure that the deferred payment obligations of the Group to the Shareholder are presented fairly and understandable.

Retained earnings

This item includes all consolidated losses (and profits) recognised in previous periods as well as the consolidated profit / loss for the period as far as this amount does not relate to interest calculated on the hybrid capital components which is allocated to the equity item “Deferred dividend to shareholder”. The amount of such consolidated profit recognised for FY 2010 was at EUR 9,880 thousand (previous year: consolidated loss of EUR 95,323 thousand).

According to IAS 19 VAC Holding Group opted to recognise the complete actuarial gains and losses of the year from the valuation of defined benefit pension scheme obligations to this equity position through the other comprehensive income, net of tax. The amount recognised for FY 2010 was at EUR -1,709 thousand (previous year: EUR -398 thousand).

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

19.	Interest-bearing loans and liabilities

This note provides information on the contractual terms of VAC Holding Group’s interest-bearing loans. More information on the maturities of such assets and debt as well as VAC Holding Group’s exposure to interest rate risks and foreign currency risks is contained in note 24 of these consolidated financial statements.

In EUR thousands	31 Dec. 10	31 Dec. 09
Interest-bearing loans due from related parties
Loan to the Shareholder including accumulated interest	2,439	1,042

Long-term interest-bearing loans and liabilities
Finance lease liabilities	799	904
Senior bank loans and other loans	95,378	751
Senior secured notes (High-Yield-Bond) held by third parties [1]	54,578	0
Senior secured notes (High-Yield-Bond) held by related parties [1]	128	0

Total long-term interest-bearing loans and liabilities	150,883	1,655

Short-term interest-bearing loans and liabilities
Short-term interest-bearing loans
Finance lease liabilities	105	98
Senior bank loans and other loans	7,368	108,094
Senior secured notes (High-Yield-Bond) held by third parties [1]	0	54,474
Senior secured notes (High-Yield-Bond) held by related parties [1]	0	78,942

Total short-term interest-bearing loans and liabilities	7,473	241,608

1)	The reclassification of senior loans and senior secured notes as short-term reflected the provisions of IAS 1 as of 31 December 2009. Upon effectiveness of the amended financing agreements as of 21 May 2010 such loans and notes were reclassified again as long-term in the amount of EUR 234,140 thousand.

During FY 2010 VAC Holding Group paid EUR 7,000 thousand by way of a regular repayment on an external bank loan

In addition to the regular payment during FY 2009 (EUR 7,000 thousand) the Group made a special repayment of EUR 100 thousand on an external bank loan. This was triggered by the obligation under the loan agreement to utilise the previous year’s cash flow surpluses (“Excess Cash Flow”) – determined in accordance with a defined calculation procedure - for repayments in the next financial year.

All assets (except for cash and cash equivalents) of the subsidiary VAC KG, Hanau, are pledged to the syndicate of banks to secure the external bank loans in first priority. The real estate for the business premises in Hanau and of the subsidiary in Slovakia are therefore encumbered with mortgage. While conducting its ordinary business activities VAC Holding Group has unlimited access to all of the assets pledged.

The issued subordinated senior secured notes (High-Yield-Bond) are also secured by assets of the subsidiaries VAC KG and Vacuumschmelze s.r.o. in second priority.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Finance lease liabilities

Finance lease liabilities are due and payable as follows:

	Minimum lease payments	Interests	Principal	Minimum lease payments	Interests	Principal
In EUR thousands	31 Dec. 10	31 Dec. 10	31 Dec. 10	31 Dec. 09	31 Dec. 09	31 Dec. 09
Less than one year	162	57	105	162	64	98
Between one and five years	647	150	497	647	182	465
More than five years	319	17	302	481	42	439

Total	1,128	224	904	1,290	288	1,002

For further information regarding remaining contractual terms please refer to note 24.

As of the end of financial year 2010, VAC Holding Group leased a building for the Permanent Magnets business unit in Finland. Under the terms of the lease agreement no contingent rents are payable. For further information to the lease agreement please refer to note 10 of these consolidated financial statements.

Loan from the Shareholder

In financial year 2005 VAC LuxCo granted a loan of originally EUR 64,780 thousand to VAC Holding at a fixed annual interest rate of 8% for the financing of the acquisition. The loan was agreed to fall due in 2017. Interest thereon was not paid, but retained with the loan and interest was calculated thereon. In addition to the principal amount, on 1 January 2009 the balance sheet amount of EUR 82,039 thousand included the accrued interest of financial year 2005 (EUR 346 thousand), financial year 2006 (EUR 5,209 thousand), financial year 2007 (EUR 5,627 thousand) and financial year 2008 (EUR 6,077 thousand).

In a first step to support the Group’s efforts for economic recovery the Shareholder suspended in November 2008, as part of the conclusion of a collective wage bargaining agreement for financial years 2009 and 2010, the calculation of interest on the shareholder loan for the term of the agreement. This was to compensate for the fact that the employees of the subsidiary VAC KG had agreed to waive, to a large extent and for these two years, the salary increases under the collective wage agreement, as well as half of certain special payments such as vacation and Christmas bonus. In addition, they had agreed to measures regarding flexibility of working hours.

In a second step at the end of March 2009 the Shareholder converted EUR 15.0 million of the shareholder loan into capital reserves of VAC Holding, thus reducing the loan to a remaining amount of EUR 67.0 million. In a third step on 23 December 2009 the Shareholder converted the residual shareholder loan into a hybrid equity instrument. Therefore no shareholder loan and no interest expenses thereon will be presented in the Group’s financial statements as of 31 December 2009 and afterwards.

As the above mentioned collective wage bargaining agreement for financial years 2009 and 2010 phased out on 31 December 2010 the calculation of interest will be resumed starting on 1 January 2011. For IFRS reporting purposes the shareholder loan interest recognised for local GAAP and tax purposes will then be presented as deferred dividend to the Shareholder corresponding to the handling of the hybrid bond interest.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Loan to the Shareholder

In financial year 2006 the Company granted a loan to VAC LuxCo in the amount of EUR 150 thousand mainly on the same terms and conditions as the loan originally received from the Shareholder in 2005 (fixed interest rate of 8%, interest not to be paid but to be accrued, the accrued total of principal and interest not due before end of FY 2015). This loan was granted to cover the current administration expenses of the Shareholder. In financial year 2007 the Company granted another loan in the amount of EUR 300 thousand, in financial year 2008 two further loans totalling EUR 300 thousand, in financial year 2009 EUR 140 thousand and in the reporting year further loans of total EUR 1,270 thousand, all on the same terms and conditions as described above. The balance sheet amount of EUR 2,439 thousand includes besides the loan in the amount of EUR 2,160 thousand (previous year: EUR 890 thousand) the accrued interest of financial year 2006 (EUR 2 thousand), financial year 2007 (EUR 33 thousand), financial year 2008 (EUR 44 thousand), financial year 2009 (EUR 72 thousand) and financial year 2010 (EUR 127 thousand). All amounts are recognised at the respective nominal value.

Senior bank loans and senior secured notes

The senior bank loans for the financing of the purchase price of the VAC Magnetics Group and Neorem as well as the senior secured notes consist of four different components with different contractual terms.

	Nominal value	Nominal value
In EUR thousands	31 Dec. 10	31 Dec. 09
Less than one year [1]	7,000	245,980
Between one and five years [1]	96,980	0
More than five years [1]	55,250	0

Total	159,230	245,980

1)	The reclassification of senior bank loans and senior secured notes as short-term reflected the provisions of IAS 1 as of 31 December 2009. Upon effectiveness of the amended financing agreements as of 21 May 2010 such loans and notes were reclassified again as long-term in the amount of EUR 234,140 thousand, thereof due between one and five years EUR 103,980, thereof due in more than five years EUR 135,000.

The differences between the nominal values (repayable amounts) of the loans and the bond and the carrying amounts on the balance sheet arise from the direct capitalisation of financing costs for the loans and the bond. These are amortised on a pro-rata temporis basis through profit and loss and by increasing the balance sheet amounts over the loan or bond term.

Senior bank loans

The “Senior A” and “Senior B” bank loans were borrowed by VAC KG and are structured as follows:

•

“Senior A” loan for EUR 40 million, raised on 8 December 2005 and repayable within 7 years in various tranches, due each year on 30 June and 31 December. The amount repayable as of 31 December 2010 was EUR 12.5 million (previous year: EUR 19.5 million).

•

“Senior B” loan for EUR 70 million, raised on 8 December 2005 and repayable in a lump sum at the end of the term of 8.5 years on June 7, 2014. Based on the relevant contractual terms VAC KG made a non-scheduled repayment in FY 2008 in the amount of EUR 1.4 million and another non-scheduled payment during 2009 amounting to EUR 0.1 million. The remaining amount repayable as of 31 December 2010 was EUR 68.5 million (previous year: EUR 68.5 million).

The “Senior C” loan was borrowed by VAC Magnetic Finland Oy and is structured as follows:

•

“Senior C” loan for EUR 23 million, raised on 31 August 2007 and repayable in a lump sum at the end of the term (as with “Senior B”) on 7 June 2014. No non-scheduled payment was made as of the reporting date.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

For the reasons already described in note 1. (B) “Basis of preparation” (b) “Going concern” the banking syndicate and Group management signed an amendment to the underlying loan agreements on 6 May 2010 (Seventh Amendment to the Senior Facilities Agreement) setting revised financing conditions for financial year 2010 and onwards and waiving the existing defaults on and from the effective day of the amendment. The Seventh Amendment to the Senior Facilities Agreement became effective on 21 May 2010 after the agent of the bank syndicate notified VAC and the lenders that all conditions precedent documents were received satisfactory in form and substance.

A basic condition of the aforementioned loans and consequently the senior secured notes is the compliance with predetermined financial key figures (covenants), e.g. earnings before interest, taxes, depreciation and amortisation (EBITDA) and the ratio between the cash flow generated and debt service (payments on interest and repayments of principals). The calculations are prepared on a quarterly basis and submitted to the banking syndicate. Due to the effectiveness of the Seventh Amendment to the Senior Facilities Agreement the Group is actually not in default and does not forecast any possible event of default.

The financing contracts revised by the Seventh Amendment to the Senior Facilities Agreement include a set of revised/new covenants as well as higher margins, additional fees and other commitments to be borne by the borrowers. The revised covenants were set lower than before including additional headroom of 20%, based on the downsized business plan of the Group for the years 2010 up to 2013. In the light of the strong recovery of the Group in 2010 the actual covenants seem to be quite comfortable.

From the first signing of the Senior Facilities Agreement in December 2005 up to the Sixth Amendment to the Senior Facilities Agreement the Senior loans A - C bore interest at EURIBOR rates plus the margins for each loan, 2.25% for “Senior A” and 2.5% for “Senior B” and “Senior C” (this from 2007 onwards). Up to the Seventh Amendment to the Senior Facilities Agreement the Senior loans A - C bore interest at EURIBOR rates plus the margins for each loan, 3.25% for “Senior A” and 3.5% for “Senior B” and “Senior C”. Starting with the signing of the Seventh Amendment to the Senior Facilities Agreement the Senior loans A - C have to bear interest at EURIBOR rates plus the margins for each loan, 4.00% for “Senior A” and 4.25% for “Senior B” and “Senior C”. Thus the achievement of these two amendments nearly doubled the interest margins as consideration for the curtailment of the financial covenants and the waiver of defaults.

The Group paid an acceptance fee to the lenders for the Seventh Amendment in the amount of EUR 0.7 million in May 2010 and will have to pay another finalisation fee (“Exit Fee”) regarding the Seventh Amendment in the amount of EUR 0.7 million if any kind of exit will happen before the first anniversary of the Effective Date 21 May 2010. If any kind of exit (even the normal termination of the financing contracts after the final repayment date on 7 June 2014) will happen after the first anniversary of the Effective Date 21 May 2010 the Group will have to pay the Exit fee to the lenders in to the amount of EUR 1.4 million. As of 31 December 2010 the payment of the EUR 0.7 million exit fee is inevitable and therefore the Group accrued for the first part of this fee.

In addition to the financial commitments as described above the Group had to agree to arrange for some structural changes. The Group in 2010 to replaced the general partner of Vacuumschmelze GmbH & Co. KG (“VAC KG”), VAC Finanzierung GmbH, by another member of the Group, VAC Verwaltungs-GmbH, which up to that point was one of the two limited partners of VAC KG. VAC Finanzierung currently is the second limited partner for VAC KG. Main objective was to minimise the risk of an eventual change of control, directly affecting VAC KG, the main operating company of the Group, by implementing a non Group-related management.

The second organisational measure is to establish VAC KG as the main shareholder of VAC China Magnetics Shenyang. Currently the sole shareholder of this company is VAC Beteiligungs-GmbH. By way of sale/purchase of existing shares in China VAC KG has to become the majority shareholder. Main objective is to minimise the risk of an eventual change of control, indirectly affecting VAC KG by cutting of the control over this important production site.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

In preparation of this share deal the Group has managed for drafting of the necessary documents by Chinese lawyers. Those documents are currently counterchecked by the Chinese authorities responsible for the approval and registration of the change of control. In a next step the authorities will negotiate with the Group on the determination of the appropriate purchase price for the shares to be sold and thus of the taxable profit arising for the actual shareholder VAC Beteiligungs-GmbH. The Group estimates the potential tax burden to be paid in China for that transaction to be around EUR 0.5 million.

Senior secured notes

The high-yield bond was issued by VAC Finanzierung GmbH and is structured as follows:

•

Bond amounting to EUR 135 million, issued on 12 April 2006, afterwards listed at the Euro MTF-market of the Luxembourg stock exchange, with 15 April 2016 as final maturity date and bearing interest at the rate of 9.25% p.a. Coupon payments take place twice a year on each 15 April and 15 October. The remaining amount repayable as of 31 December 2010 was EUR 55.25 million.

According to the issuing terms of the bond in the nominal amount of EUR 135 million, this bond can already be redeemed in parts or in total before final maturity by paying a prepayment penalty. In case of certain changes in the shareholding structure (“Change of Control”) the issuing company must offer to the bondholders premature redemption pursuant to the terms and conditions at the date of issue.

From August up to October 2009 two OEP holdings above the Shareholder acquired shares in this bond in the nominal value of EUR 79.879 million. In the year 2010, meeting the conditions agreed in the Seventh Amendment to the financing agreements with the syndicate of banks effective as of 21 May 2010, almost the total amount of the high-yield bond acquired by those two related parties was transferred to the Shareholder and was then converted into a hybrid equity instrument (hybrid bond) based on the respective Exchange Agreement. By this measure the equity of the Group was strengthened in the amount of EUR 79.750 million and the bond obligations at the Luxembourg stock exchange were redeemed to a remainder of EUR 55.250 million. Thereof a marginal nominal amount of EUR 129 thousand is still held by the Shareholder.

As item of the equity the hybrid bond note may not bear interest to be presented in the consolidated income statement. But as the terms and conditions of the Exchange Agreement dated 14 May 2010 between VAC LuxCo and VAC Finanzierung GmbH set the same interest percentage of 9.25% for the hybrid bond note as for the cancelled high-yield notes, the consolidated profit of the year is first determined without hybrid interest. In a second step the so determined consolidated profit of the period is allocated into a free part of retained profit and a restricted part in the amount of the interest to the Global Note.

Other loans

Other loans raised by Neorem Magnets Oy are repayable in the amount of EUR 0.8 million in total. This sum comprises several smaller loans each having different terms of maturity; the last of the loans must be repaid on 31 December 2013.

Further information

The contractually agreed (undiscounted) interest payments and loan repayments of the original financial liabilities are stated in note 24 under “remaining contractual terms”.

As part of the blanket assignment by VAC Holding GmbH, financial assets in the aggregate amount of EUR 40,614 thousand are provided as pledged securities as of 31 December 2010. These assets may be sold or pledged by the secured parties.

The security in this respect comprises trade receivables relating to the fully consolidated subsidiary VAC KG. The security was provided for purposes of securing the existing used and unused bank loans.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

In addition to the loans remaining as of 31 December 2010 VAC Holding Group has access to a further credit line in form of a revolving credit facility (RCF) for raising cash up to an amount of EUR 21.4 million (previous year: EUR 0 thousand) and for non-cash transactions of EUR 8.6 million (previous year: EUR 0 thousand). As of 31 December 2010 the credit line of non-cash transactions already was used for guarantees and interest, currency and commodity hedging instruments.

Pursuant to the contractual agreement with the banking syndicate, the Company will refrain from assuming any further material financial obligations.

Summary of the terms and conditions of the interest-bearing loans and liabilities

As of 31 December 2009
In EUR thousands	Effective interest rate	Total	6 months or less	6-12 months	1-2 years	2-5 years	> 5 years
Senior loan A (non-hedged)	Euribor +3,25%	-9,750	-1,750	-1,750	-3,500	-2,750	0
Senior loan A (hedged)	3,42%+3,25%	-9,750	-1,750	-1,750	-3,500	-2,750	0
Senior loan B (non-hedged)	Euribor +3,50%	-33,480	0	0	0	-33,480	0
Senior loan B (hedged)	3,45%+3,50%	-35,000	0	0	0	-35,000	0
Senior loan C (non-hedged)	Euribor +3,50%	-11,000	0	0	0	-11,000	0
Senior loan C (hedged)	4,315% + 3,50%	-12,000	0	0	0	-12,000	0
Senior secured notes	9,25%	-135,000	0	0	0	0	-135,000
Other loans	3% - 8%	-1,184	-94	-305	-369	-416	0

Total		-247,164	-3,594	-3,805	-7,369	-97,396	-135,000

The table above refers to the respective contractual terms and does not take into account the short-term classification of senior bank loan and senior secured notes as of 31 December according to the provisions of IAS 1.

As of 31 December 2010
In EUR thousands	Effective interest rate	Total	6 months or less	6-12 months	1-2 years	2-5 years	> 5 years
Senior loan A (hedged)	1,78% + 4,00%	-6,250	-1,750	-1,750	-2,750	0	0
Senior loan A (hedged)	3,42% + 4,00%	-6,250	-1,750	-1,750	-2,750	0	0
Senior loan B (hedged)	1,78% + 4,25%	-68,480	0	0	0	-68,480	0
Senior loan C (hedged)	1,78%+ 4,25%	-11,000	0	0	0	-11,000	0
Senior loan C (hedged)	4,315% + 4,25%	-12,000	0	0	0	-12,000	0
Senior secured notes	9,25%	-55,250	0	0	0	0	-55,250
Other loans (Neorem)	3% - 8%	-785	-94	-275	-416	0	0

Total		-160,015	-3,594	-3,775	-5,916	-91,480	-55,250

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

20.	Long-term employee benefit obligations

In EUR thousands	31 Dec. 10	31 Dec. 09
Present value of long-term employee benefit obligations (provisions)	108,024	105,746
Other employee benefit obligation (provisions)	106	82

Total gross provisions for long-term employee benefit obligations	108,130	105,828

Financial assets covering old-age part-time obligations	-2,868	-2,856

Total net provisions for long-term employee benefit obligations	105,262	102,972

Liabilities from pensions	3,683	3,279

Total net long-term employee benefit obligations	108,945	106,251

Long-term employee benefit obligations

The provisions for long-term employee benefit obligations mainly include the provisions for pensions, for long service award (anniversaries) benefits and the old-age part-time obligations (early retirement) of the subsidiary VAC KG. These obligations are mainly unfunded.

Unfunded obligations for defined benefit pension plans

The pension schemes provide for a life-long pension to each employee of VAC KG who complies with the requirements regarding the minimum period of employment within the Company and the minimum age.

There are two main pension schemes in place. The first set of plans is in the meantime only valid for non-active employees and was closed for new members as of 31 December 2001 (“the old plans”). Pension benefits were mainly related to the age and to the attained years of service of employees and were set at flat rate amounts independent from the individual salaries.

The actual scheme valid for active and non-active members was started as of 1 January 2002. Most of the active members of the old plans at the starting date were then transferred to the new pension scheme (“the new plans”), their individually accrued benefits from the old plans at the date of transfer calculated into initial credits to their individual basic benefit accounts within the new plans. From 2002 onwards all active employees are entitled to salary-related regular yearly contributions which are credited to their individual basic benefit accounts. In addition all employees are entitled to join a Deferred Compensation Cash Balance Plan where each employee may decide year on year on deferring cash payments of his salary against credits on his individual deferred compensation benefit account. At retirement both benefit accounts will be added up to the monthly or yearly pension payment as detailed below.

The pension obligations from the plans are completely unfunded. As of 31 December 2010 the total pension provision amounts to EUR 102.1 million (previous year: EUR 98.6 million). Thereof EUR 46.9 million are recognised for the new plans (previous year: EUR 42.1 million) and EUR 55.2 million are recognised for the old plans (previous year: EUR 56.5 million).

Other long-term employee benefit obligations

Anniversary benefits are granted to all employees of subsidiary VAC KG who have been in the Company’s employ for 25, 40 or 50 years. Actually old-age part-time contracts are signed with 83 employees for individual early retirement. The provision for anniversary payments amounts to EUR 0.7 million as of 31 December 2010 (previous year: EUR 0.7 million), the provision for old-age part-time obligations totals EUR 5.2 million as of 31 December 2010 (previous year: EUR 6.4 million). Thereof 2.9 million have to be refunded according to German law therefore VAC KG has a deposit containing low risk securities with a well-named trustee company.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Other employee benefit obligations

In Slovakia it is obligatory to grant benefit payments to employees at the time of retirement in an amount corresponding to the number of years employed at the entity. For this obligation VAC Holding Group recognised a provision in the amount of EUR 36 thousand as of 31 December 2010 (previous year: EUR 28 thousand).

The subsidiary VAC Magnetic Japan K.K. recognised a pension provision in the amount of EUR 70 thousand (previous year: EUR 54 thousand).

Liabilities from pensions

The liabilities from pensions include pension obligations of the subsidiary VAC KG due to employees where the amounts and dates of payments have been agreed and fixed. The amount of EUR 3,683 thousand (previous year: EUR 3,279 thousand) is included under the item “other liabilities” in the consolidated balance sheet. For further details regarding these liabilities please refer to note 22 of these consolidated financial statements.

Reconciliation of the unfunded pension obligations

	102,117	102,117
In EUR thousands	31 Dec. 10	31 Dec. 09
Unfunded pension provision (VAC KG) as of 1 January	98,602	97,530
Expenses recognised in the income statement (see below)	6,636	7,076
Actuarial losses recognised in other comprehensive income (before tax)	2,445	567
Actual benefit payments	-5,022	-5,165
Transfer to other liabilities	-544	-1,406

Unfunded pension provision (VAC KG) as of 31 December	102,117	98,602

Other employee benefit obligations (other sites)	106	82

Total unfunded pension obligations as of 31 December	102,223	98,684

Expenses recognised in the income statement (VAC KG for pensions)

	102,117	102,117
In EUR thousands	2010	2009
Current service cost	1,629	1,800
Interest expenses	5,007	5,276

Total	6,636	7,076

These expenses are recognised in the following items in the income statement

	102,117	102,117
In EUR thousands	2010	2009
Personnel expenses	1,629	1,800
Interest expenses	5,007	5,276

Total	6,636	7,076

Reconciliation of other long-term employee benefit obligations

	102,117	102,117
In EUR thousands	31 Dec. 10	31 Dec. 09
Gross other long-term employee benefit provisions as of 1 January	7,144	7,441
Expenses recognised in the income statement (see below)	1,636	2,896
Actual benefit payments	-2,873	-3,193

Gross other long-term employee benefit provisions as of 31 December	5,907	7,144

Financial assets covering old-age part-time obligations	-2,868	-2,856

Net employee benefit provisions (VAC KG) as of 31 December	3,039	4,288

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Expenses recognised in the income statement (other long-term employee benefit obligations)

In EUR thousands	2010	2009
Current service cost	1,429	356
Actuarial gains or losses	-5	2,217
Interest expenses	212	323

Total	1,636	2,896

These expenses are recognised in the following items in the income statement

In EUR thousands	2010	2009
Personnel expenses	1,424	2,573
Interest expenses	212	323

Total	1,636	2,896

Main amounts for current reporting period 2010 and the four prior periods 2006 – 2009

In EUR thousands	31 Dec. 2010	31 Dec. 2009	31 Dec. 2008	31 Dec. 2007	31 Dec. 2006
1) Present value of defined benefit obligations as of 31 December
a) Pensions	102,117	98,602	97,530	98,525	101,580
b) Anniversaries	734	733	768	782	779
c) Old-age part-time	5,173	6,412	6,673	9,075	9,523

Total	108,024	105,747	104,971	108,382	111,882

2) Experience-based adjustments as of 31 December
a) Pensions	319	-2,311	784	1,743	-174
b) Anniversaries	-7	-33	-24	8	-17
c) Old-age part-time	-56	2,005	298	1,443	-304

Total	256	-339	1,058	3,194	-495

Assumptions for the calculation of defined benefit obligations

Principal actuarial assumptions at the balance sheet date (expressed as weighted averages)

	31 Dec. 10	31 Dec. 09
Pensions
Discount rate at 31 December	5.00%	5.25%
Future salary increases	2.00%	2.00%
Future pension increases	2.00%	2.00%

Assumptions for the calculation of other long-term employee benefits

Principal actuarial assumptions at the balance sheet date (expressed in weighted average)

	31 Dec. 10	31 Dec. 09
Anniversaries
Discount rate at 31 December	5.00%	5.25%

Partial retirement benefits
Discount rate at 31 December	3.00%	3.50%
Future salary increases	2.00%	2.00%

Assumptions regarding future mortality and withdrawals are based on public statistics and mortality tables (e.g. “Richttafeln Heubeck 2005 G”).

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

21.	Provisions

In EUR thousands	Balance as of 1 Jan. 2009	Provisions recognised for the period	Provisions used for the period	Provisions reversed for the period	Balance as of 31 Dec. 2009
Provision for:
Warranties	498	0	0	0	498
Duty	135	0	0	0	135
Others	547	133	-10	0	670

Total	1,180	133	-10	0	1,303

In EUR thousands	Balance as of 1 Jan. 2010	Provisions recognised for the period	Provisions used for the period	Provisions reversed for the period	Balance as of 31 Dec. 2010
Provision for:
Warranties	498	0	0	-498	0
Duty	135	0	0	-135	0
Others	670	532	-218	-171	813

Total	1,303	532	-218	-804	813

Provisions are recognised primarily for a short term and are assumed to be used mainly within the following year. Income from the reversal of provisions is recognised in the consolidated income statement in “Other operating income”. Provisions recognised (added) and used during the year are recognised in “Other operating expenses”, except for provisions related to “Personnel expenses”.

Warranties provision

The provision for warranties was calculated based on individual risks related to residual obligations from the project business of VAC KG’s business unit “Superconductors” which was sold in 2003. The Group was informed by the actual project manager that no further warranty claims are to be expected. So this provision was reversed at the end of FY 2010.

Duty provision

The long-lasting provision for customs risks covered the risk arising from the import declaration of construction components using a specific customs tariff number between 1998 and 2002. The components were shipped from Asia and declared to customs in Germany using a statistical article number which was assessed by customs to be incorrect from FY 2002 onwards. Legal proceedings have been initiated in relation to this matter and finally, as assumed by VAC Holding Group, the original tariff number was confirmed in the course of the proceedings and the provision could be reversed.

Other provisions

In previous years this position included amongst others some obligations from threats of contractual penalties for late deliveries of superconductors (also residual obligations from the project business of VAC KG’s business unit “Superconductors” which was sold in 2003). This other provision in the amount of EUR 160 thousand was also reversed as the Group was informed by the actual project manager that no further claims for penalties are to be expected.

Currently this position mainly includes a provision for a minor license claim against VAC KG as well as provisions with regard to claims of other customers and obligations to reverse leasehold improvements in leased buildings.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

22.	Trade payables and other liabilities

In EUR thousands	31 Dec. 10	31 Dec. 09
Other non-current liabilities (discounted)
Other liabilities from pension obligations	3,251	2,963
Liabilities to pension assurance association PSVaG	571	730

Total other non-current liabilities (discounted)	3,822	3,693

Current trade payables and other liabilities
Trade payables	35,123	23,592
Derivatives	1,143	1,705
Other liabilities	15,751	5,799
Financial interest payables	1,147	2,853
Non-financial interest payables	31	1,140

Total current trade payables and other liabilities	53,195	35,089

Other liabilities from pension obligations

Other liabilities from pension obligations included in current and non-current other liabilities are recognised if an employee has fulfilled the conditions for retirement and employee applies for payment of pensions claims in a one-time payment (special case) or twelve annual instalments (normal case) instead of a life-long pension payment (normal case) and the management of VAC KG approves the option. Payment date for the one-time payment or yearly instalments is 31 January of the following year.

Pension liabilities which are paid in twelve annual instalments are compounded annually with an interest rate of 5.25% for pension liabilities from 1 January 2006 and 6.0% for pension liabilities until 31 December 2005. The following table states the total figure incl. compound interest to maturity and the maturities as at balance sheet date:

In EUR thousands	31 Dec. 10	31 Dec. 09
Liabilities from pensions, thereof:
Within one year	432	316
Between one and five years	1,490	1,260
More than five years	1,761	1,703

Total	3,683	3,279

Liabilities to pension insurance association PSVaG

Furthermore, other liabilities include a liability of subsidiary VAC KG due to the pension insurance association PSVaG (Pensions-Sicherungs-Verein, Versicherungsverein auf Gegenseitigkeit, Cologne, Germany). All German companies which provide pension plans to their employees are required by law to insure the pension obligations arising from these plans against insolvency by paying insurance premiums to PSVaG. Thus, the regulation constitutes a compulsory membership in this mutual insurance association. The legal requirement is to insure those parts of the pension obligations from which the employer cannot be released in any event (vested employees’ rights to pensions).

The figures reported as at the balance sheet date amount to a total of EUR 748 thousand (previous year: EUR 907 thousand) and relate to the relevant amount payable, discounted to maturity. The reported total consists of two items. First item is the remaining amount of EUR 393 thousand (previous year: EUR 420 thousand) and is based on changes in law at the end of financial year 2006. Each member of the pension insurance company PSVaG was committed to arrange for supplementary payments. This subsequent insurance premium is payable in fixed annual instalments until 31 March 2021.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The second item in the amount of EUR 355 thousand (previous year: EUR 487 thousand) is due to a consequence of the broad economic downturn in the course of the banking crisis. The PSVaG had to raise the insurance premium for FY 2009 from an expected average between 0.2 and 0.3 per cent to an all time high of 1.42 per cent. This was necessary to cover the current and future pension commitments the insurance association had to take over from those companies that had to file for insolvency in FY 2009.

To give some relief to the cash positions of the remaining premium payers the PSVaG thoroughly calculated its cash needs for 2010 and onwards and then postponed the payment of a part of the premium to future years. So finally 0.82 per cent had to be paid on 31 December 2009, the remaining 0.6 per cent are payable in four equal instalments at 31 December of the years 2010 up to 2013 in addition to the premiums that will be requested for the claims experienced within these four years.

So for the year under review the first of these four instalments was paid; the regular insurance premium for 2010 decreased significantly to 0.19 per cent which is slightly below the above mentioned expected average.

The following table states the total figure discounted to maturities and the maturities as at balance sheet date:

In EUR thousands	31 Dec. 10	31 Dec. 09
Remaining insurance premiums, payable to PSVaG, thereof:
Within one year	177	177
between one and five years	443	575
more than five years	128	155

Total	748	907

For further information about the remaining contractual term, please refer to note 24 of these consolidated financial statements.

23.	Further information on financial instruments

Financial instruments in the scope of IFRS 7 are contracts which simultaneously create a financial asset for one party and a financial liability or an equity instrument for the other party.

Financial assets in this context include cash and cash equivalents, contractual rights to receive cash and cash equivalents or other financial assets (e.g. trade receivables, other financial receivables), contractual rights on the potentially profitable exchange of financial instruments (e.g. derivative financial instruments) and equity instruments held in other companies.

Financial liabilities comprise contractual commitments to release cash and cash equivalents or other financial assets, commitments as borrowings, issued bonds, short-term loans (revolving facilities), trade payables or other financial obligations (derivatives), and contractual obligations on the unprofitable exchange of cash and cash equivalents or other financial assets (e.g. derivative financial instruments).

In accordance with the requirements of IFRS 7, the following table presents the carrying amounts of each measurement category and also the fair values of each class of financial instrument. This overview facilitates a comparison between carrying amounts and fair values.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Classes of financial instruments, assets

Measurement Measurement category	Carrying amount	Classes based on IAS 39		Valuation based on IAS 39
				Amortised cost	Fair value	Fair value effect in P&L	Fair value
					effect in other comprehensive income
In EUR thousands
As of 31 December 2009
Trade receivables	32,023	LaR	[1]	32,023	0	0	32,023
Other financial assets	54	LaR	[1]	54	0	0	54
Interest-bearing loans to related parties	1,042	LaR	[1]	1,042	0	0	1,042
Derivatives being part of hedge accounting	200	—		0	200	0	200
Cash and cash equivalents	14,271	—		14,271	0	0	14,271

Total	47,590			47,390	200	0	47,590

Financial assets not in the scope of IAS 39	4,548			0	0	0	4,548
includes non financial receivables and prepayments - please refer to note 16

In EUR thousands
As of 31 December 2010
Trade receivables	43,290	LaR	[1]	43,290	0	0	43,290
Other financial assets	90	LaR	[1]	90	0	0	90
Interest-bearing loans to related parties	2,439	LaR	[1]	2,439	0	0	2,439
Derivatives being part of hedge accounting	244	—		0	244	0	244
Cash and cash equivalents	13,568	—		13,568	0	0	13,568

Total	59,631			59,387	244	0	59,631

Financial assets not in the scope of IAS 39	5,543			0	0	0	5,543
includes non financial receivables and prepayments - please refer to note 16

1)	LaR= Loans and Receivables

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Classes of financial instruments, liabilities

Measurement Measurement category	Carrying amount	Classes based on IAS 39		Valuation based on IAS 39
				Amortised cost	Fair value	Fair value effect in P&L	Fair value
					effect in other comprehensive income
In EUR thousands
As of 31 December 2009
Interest-bearing loans non-current	751	Flac	[1]	751	0	0	751
Interest-bearing finance lease liabilities non-current	904	Flac	[1]	904	0	0	966
Interest-bearing loans current	241,510	Flac	[1]	241,510	0	0	161,783
Interest-bearing finance lease liabilities current	98	Flac	[1]	98	0	0	98
Trade payables	23,592	Flac	[1]	23,592	0	0	23,592
Derivatives hedge accounting IAS 39	1,705	—		0	1,705	0	1,705
Financial Interest payables	2,853	Flac	[1]	2,853	0	0	2,853

Total	271,413	—		269,708	1,705	0	191,748

Financial liabilities not in the scope of IAS 39	10,632	—		0	0	0	10,632
(includes Interest payables, non financial and other liabilities (non-current and current) - please refer note 22

In EUR thousands
As of 31 December 2010
Interest-bearing loans non-current	150,212	Flac	[1]	150,212	0	0	143,030
Interest-bearing finance lease liabilities non-current	799	Flac	[1]	799	0	0	848
Interest-bearing loans current	7,368	Flac	[1]	7,368	0	0	7,368
Interest-bearing finance lease liabilities current	105	Flac	[1]	105	0	0	105
Trade payables	35,123	Flac	[1]	35,123	0	0	35,123
Derivatives Hedge accounting IAS 39	1,143	—		0	1,143	0	1,143
Financial Interest payables	1,147	Flac	[1]	1,147	0	0	1,147

Total	195,897	—		194,754	1,143	0	188,764

Financial liabilities not in the scope of IAS 39	19,604	—		0	0	0	19,604
(includes Interest payables, non financial and other liabilities (non-current and current) - please refer note 22

1)	Financial liabilities measured at amortised cost

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Cash and cash equivalents, trade receivables and trade payables mainly have short residual terms. Therefore their carrying amounts will correspond to their fair values as at the balance sheet date.

The original financial instruments presented in the following table are financial liabilities for which fair values do not match to their carrying amounts:

In EUR thousands	Carrying amount 31 Dec. 10	Fair value 31 Dec. 10	Carrying amount 31 Dec. 09	Fair value 31 Dec. 09
Finance lease liability	904	953	1,002	1,064
Senior secured notes (High-Yield Bond)	56,315	48,068	137,706	57,881
Senior bank loans	102,164	104,021	107,810	111,066
Shareholder loan	783	817	1,171	1,234

Total	160,166	153,859	247,689	171,245

The fair values of finance lease liabilities are estimated at the present value of future cash flows, discounted at market interest rates for comparable lease agreements. The estimated market values reflect changes in interest rates.

The interest rate used to determine the fair values of financial lease liabilities is 5%.

The carrying amount of the senior secured notes includes the nominal value of EUR 55,250 thousand and the cumulated interest payable for the period from 15 October 2010 to 31 December 2010 in the amount of EUR 1,065 thousand. Because the senior secured notes are listed and traded on the Luxembourg stock exchange for institutional investors the fair value could be determined at year end based on a quoted market price.

The fair values of the loans disclosed above are calculated based on the discounted expected future cash flows from principal and interest as at the reporting date. The respective carrying amounts include the book value of principals plus accrued interest up to 31 December of the year.

For further information regarding the loans and the bond please refer to note 19 of these consolidated financial statements.

Forward exchange contracts are either marked to market using listed market prices or by discounting the contractual forward price and deducting the current spot rate. Interest rate swaps are marked to market using listed market prices.

The net results from financial instruments – broken down by measurement category – arise from changes in fair values, from impairments, reversals of impairments and from adjustments. Furthermore there are interest income and interest expenses related to financial instruments not measured at fair value through profit and loss and other similar financial results recognised in interest and similar income. In the financial year EUR 1,672 thousand (previous year: EUR 1,823 thousand) of fees and commissions were recognised in the income statement that related to financial instruments not measured at fair value through profit and loss.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Net results by measurement category

	Subsequent valuation			Net results
In EUR thousands	Currency translation	Impairment	Reversal of impairment	2010	2009
Loans and receivables	-885	-554	116	-1,323	-1,103
Financial liabilities measured at amortised cost	-133	0	0	-133	163

Total	-1,018	-554	116	-1,456	-940

Within the reporting period, interest receivables in the amount of EUR 459 thousand (previous year: EUR 210 thousand) and interest payables of EUR 18,201 thousand (previous year: EUR 21,886 thousand) occurred from financial instruments which were not measured at fair value through profit and loss. These amounts will be presented as net interest. During the reporting period and also within previous year no interest income from impaired financial assets was recognised.

24.	Information on risk management

(a)	Principles of risk management

VAC Holding Group is exposed to credit risks, liquidity risks and market risks (interest rate risks, currency risks and raw material price risks) in the normal course of business, which it counteracts through the existing treasury and risk management process. Derivative financial instruments are used to hedge the exposure to foreign exchange rate, interest rate and raw material purchase price risks. The risk management system is supported by a clear functional organisation of the risk control process.

The framework of the financial policy is defined by the management of VAC Holding Group and monitored by the responsible Group treasurer. Treasury is responsible for implementing financial policies and ongoing risk management. The use of derivative financial instruments is governed by the relevant principles. Derivatives may only be employed to hedge existing underlying transactions or forecast transactions which are highly probable to occur. Derivative transactions may only be entered into with financial institutions with excellent creditworthiness. The treasurer is responsible for monitoring and managing the market risks, as well as for cash and liquidity management. Credit management and the management of default risks are handled by the accounts receivable department and the segment controlling. No specific monitoring or management measures are performed on the basis of defined risk categories or concentrations.

(b)	Credit risk

Credit or default risk refers to the risk that counterparties become unable to fulfil their contractual payment obligations, resulting in a loss for VAC Holding GmbH. Credit checks are performed in order to manage credit risk. As part of these credit checks, information is gathered from well-known and esteemed credit agencies (e.g. Dun & Bradstreet). Furthermore VAC Holding Group has contracted a commercial credit risk insurance with a specialised insurance company (Euler Hermes).

Credit risks exist for all categories of financial instruments, particularly for trade receivables. If apparent from any kind of sources mentioned above, respective allowances for doubtful debts are determined on the basis of individual risk assessment and past experience of losses (more than 90% of doubtful debts) and are recognised to a separate allowances account then deducted from (gross) receivables.

The Group is not exposed to any material credit risk from one specific counterparty. The Group limits its credit risk exposure from derivative financial instruments by entering into contracts solely with counterparties and financial institutions with excellent credit ratings.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

As illustrated in the table below, the carrying amount of the recognised financial assets, less any impairments, represents the maximum default risk. The value of collateral received or any other arrangements having a mitigating effect on risk are not factored in.

During the reporting period the contractual payment terms for financial assets with a carrying amount of EUR 335 thousand were amended. Without these amendments, the receivables would have fallen past-due, resulting in the necessity to recognise specific impairments.

Maximum credit risk of financial assets in the scope of IFRS 7

Carrying amount as equivalent for the maximum credit risk:

In EUR thousands	31 Dec. 10	31 Dec. 09
Trade receivables	43,290	32,023
Other financial receivables	90	54
Interest-bearing loans to related parties	2,439	1,042
Derivatives	244	200
Cash and cash equivalents	13,568	14,271

The carrying amount of trade receivables before impairment was EUR 44,402 thousand, i.e., impairment losses in the amount of EUR 1,112 thousand were deducted. The carrying amount of other financial receivables before impairment was EUR 90 thousand, i.e. no impairment was recognised.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Maturity structure of financial receivables

In EUR thousands	Carrying amounts	Thereof neither impaired nor past-due as at the balance sheet date	Thereof not impaired as at the balance sheet date but past-due for the following time bands
			less than 30 days	30 – 60 days	61 – 90 days	91 – 180 days	181 – 360 days
31 Dec. 2009
Trade receivables	32,023	27,661	3,475	544	27	316	0
Other receivables	54	54	0	0	0	0	0

Total	32,077	27,715	3,475	544	27	316	0

31 Dec. 2010
Trade receivables	43,290	37,393	5,215	502	118	62	0
Other receivables	90	90	0	0	0	0	0

Total	43,380	37,483	5,215	502	118	62	0

As of the balance sheet date, there was no indication that any counterparties of trade receivables which are included in the balance sheet as of 31 December 2010 and which are neither delayed in payment nor impaired will not be able to fulfil their payment obligations in the future.

It is not common for VAC Holding Group to demand credit collateral or guarantees for trade receivables and other receivables. If there are indications that customers may potentially be unable to meet their payment obligations, VAC will not deliver its products, or will only deliver after advance payments have been received.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

(c)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities which are to be settled by delivering cash or cash equivalents.

In order to ensure that VAC Holding Group will always have sufficient liquidity, the Group’s liquidity requirements are continually monitored and forecasted by the treasurer. His task is to ensure as far as possible that sufficient cash and cash equivalents are at hand on time in order to enable the Group to meet its obligations when due without incurring unacceptable losses or risking damage to the Group’s reputation. For the coming financial year 2011 the Group has access to approx. EUR 21.4 million in unused cash credit lines (reporting year: EUR 21.4 million), which can be drawn upon if ever needed.

The following table indicates the contractually agreed (undiscounted) interest payments and repayment amounts of the original financial liabilities as well as derivative financial instruments with negative fair value.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Contractual residual terms of the financial liabilities

In EUR thousands	Carrying amount	Gross outflow	< 1 month	1 – 3 months	3 – 12 months	1 – 5 years	> 5 years
As of 31 December 2009
Financial liabilities [1]	246,116	248,552	246,087	27	480	1,477	481
Trade payables	23,592	23,592	11,442	10,956	1,194	0	0
Derivatives	1,705	2,055	0	0	1,411	644	0

Total	271,413	274,199	257,529	10,983	3,085	2,121	481

As of 31 December 2010
Financial liabilities	159,631	209,413	126	124	19,329	132,775	57,059
Trade payables	35,123	35,123	19,106	15,535	482	0	0
Derivatives	1,143	1,175	0	0	879	296	0

Total	195,897	245,711	19,232	15,659	20,690	133,071	57,059

1)	The reclassification of senior bank loans and senior secured notes as short-term reflected the provisions of IAS 1 as of 31 December 2009. Upon effectiveness of the amended financing agreements as of 21 May 2010 such loans and notes were reclassified again as long-term in the amount of EUR 234,140 thousand. Presuming that this amendment became effective before the balance sheet date 2009 the future payments to financial liabilities as of 31 December 2009 would have been structured as follows:

In EUR thousands	Carrying amount	Gross outflow	< 1 month	1 – 3 months	3 – 12 months	1 – 5 years	> 5 years
As of 31 December 2009
Financial liabilities	246,116	348,063	107	27	26,029	170,290	151,610

Included above are all financial instruments with contractual payment conditions agreed as at the balance sheet date. Budget figures for future payables are not factored in. Future obligations based on fluctuating interest rates are calculated on the last available fixed interest rates as of the balance sheet date. Financial liabilities that may be called at any time are assigned to the earliest time period. If the counterparty is entitled to select the date of repayment then also the earliest period is used.

A basic condition of the aforementioned loans and consequently the senior secured notes is the compliance with predetermined financial key figures (covenants), e.g. earnings before interest, taxes, depreciation and amortisation (EBITDA) and the ratio between the cash flow generated and debt service (payments on interest and repayments of principals). Due to the effectiveness of the Seventh Amendment to the Senior Facilities Agreement as of 21 May 2010 and the strong recovery of the Groups financial positions in FY 2010 the Group does not expect any breach of covenants.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

(d)	Market risk

Foreign currency risk (FX risk), interest rate risk and metal price risk (regarding Nickel, Cobalt and rare-earth metals) are relevant to VAC Holding Group. VAC Holding Group did not hold any financial instruments which are affected by other price risks as at balance sheet date.

Foreign currency risk

VAC Holding Group is exposed to foreign currency risks on sales and purchases that are denominated in a currency other than the Euro. The currency giving rise to this risk is primarily the US Dollar.

As of 31 December 2010, VAC Holding Group reported the following assets and liabilities denominated in foreign currencies:

	31 Dec. 10		31 Dec. 09
In EUR thousands	Assets	Liabilities	Assets	Liabilities
USD	7,810	5,433	9,147	2,379
CNY	929	2,284	1,152	2,064
SGD	22	258	19	238
MYR	179	1,618	126	229
Other	135	118	78	107

Total	9,075	9,711	10,522	5,017

Assets include trade receivables and other receivables. Liabilities contain trade payables and other liabilities.

For foreign currency risk a sensitivity analysis is performed for all currencies representing a significant risk for VAC Holding Group. The currencies concerned are USD, MYR, SGD and CNY.

The following table indicates the potential effects in the income statement and in equity of an upward or downward revaluation of about 10% compared to Euros for all balanced receivables and payables denominated in the main foreign currencies:

	EUR / USD		EUR / SGD		EUR / MYR		EUR / CNY
In EUR thousands	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09
Closing rate	1.34	1.44	1.72	2.02	4.10	4.93	9.09	9.83

Upward revaluation (Foreign currency to EUR)
Effect in income statement	407	851	-7	-49	33	-18	-803	-649
Effect in equity	33	19	0	0	0	0	0	0

Downward revaluation (Foreign currency to EUR)
Effect in income statement	-407	-851	7	49	-33	18	803	649
Effect in equity	-28	-18	0	0	0	0	0	0

Interest rate risks

VAC Holding Group borrowed external bank loans with variable interest rates and is therefore exposed to interest rate risks. Given this, VAC Holding Group has entered into several interest rate hedging contracts (interest rate swaps). These interest rate hedges are in line with the internal risk management policy and with the requirements of the credit facility agreements.

As of 31 December 2010 all senior bank loans are completely hedged by interest rate payer swaps so therefore the Group does not see any material interest rate risk in terms of cashflow.

Interest rate risks are determined using sensitivity analyses, which measure the effects of a change in market rates of interest on interest income and expense, on trading gains and losses and on equity as at the balance sheet date. Interest risk may arise either as fair value risk (as at balance sheet date) or as cash flow risk.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The sensitivity analysis examines the effects that a parallel shift in the interest rate curve by +/- 100 base points (bp) regarding the currencies relevant for the Group would have on equity and earnings. The cash flow effects of the shift in the interest rate curve relate merely to interest expenses and income for the upcoming reporting period.

Based on the financial instruments held or issued by VAC Holding Group as at the balance sheet date, a hypothetical change in each relevant interest rate would have the following impacts:

	EUR		USD		Other
In EUR thousands	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09
+ 100 BP
Effect on net interest (income statement)	61	-448	0	19	0	5
Effect in equity	949	392	0	0	0	0

- 100 BP
Effect on net interest (income statement)	-33	448	0	-5	0	0
Effect in equity	-965	-398	0	0	0	0

Nickel price risk

When selling nickel to customers at a fixed price, VAC Holding Group is exposed to changes in the market price when procuring this raw material. For this reason, the Group entered into commodity hedges for fixed price selling obligations in order to neutralise this risk.

The following table provides an overview of the effects of an increase or decrease in the carrying amounts of the hedges held as at the balance sheet date.

Sensitivity of raw materials hedges

Nickel price change

	31 ‘Dec. 10		31 ‘Dec. 09
in EUR thousands	+ 10%	-10%	+ 10%	-10%
Effect on income statement	0	0	0	0
Effect on equity	202	-202	120	-118

Hedging measures

VAC Holding Group uses derivative financial instruments to hedge its foreign currency risk and interest rate risk from operating activities. In addition, VAC Holding Group employs derivatives in order to secure fixed prices for the procurement of nickel for fulfilment of fixed price customer contracts. Consistent with its treasury policy VAC Holding Group does not use derivative financial instruments purely for trading.

VAC Holding Group primarily uses forward exchange contracts and forward rate swaps to hedge its foreign currency risk. All of the forward exchange contracts used as currency and raw materials hedges have maturities of less than one year after the balance sheet date.

In respect of other monetary assets and liabilities denominated in currencies other than the Euro, the Group ensures that the net exposure is maintained at an acceptable level by buying or selling foreign currencies at spot rates where necessary to address short-term imbalances. As of 31 December 2010 the company used derivative financial instruments to secure foreign currency risks in USD payables in the amount of USD 570 thousand. The Group classifies its forward exchange contracts hedging forecast transactions as effective cash flow hedges.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The positive fair value of forward exchange contracts for future transactions at 31 December 2010 was EUR 13 thousand. The negative fair value for such transactions was EUR 0 thousand.

As of 31 December 2010 and as of 31 December 2009 the Company held no open fair value derivatives.

To cover its interest rate risks VAC Holding Group has entered into interest rate swaps. The swaps have maturities of up to 2 years. The swap interest rates are 3.42% and 1.78% for Senior A loan facility, 1.78 % for Senior B loan facility as well as 4.315% and 1.78 % for Senior C loan facility. As of 31 December 2010 VAC Holding Group had hedged loan liabilities with a nominal amount of EUR 103,980 thousand. The swaps are classified as effective cash flow hedges.

The fair value of these swaps at 31 December 2010 was EUR -1,143 thousand, excluding liabilities. The previous year’s amount was EUR -1,705 thousand.

The fair value of raw materials swaps at 31 December 2010 was EUR 231 thousand, excluding assets. The previous year’s amount was EUR 191 thousand.

The following table gives an overview of the derivative financial instruments entered into at the balance sheet date:

	Nominal value		Positive fair value		Negative fair value
In EUR thousands	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09	31 Dec. 10	31 Dec. 09
Forward exchange contracts	413	269	13	9	0	0
Raw materials forward contracts	3,072	2,000	231	191	0	0
Interest rate swaps	103,980	56,750	0	0	1,143	1,705

For purposes of cash flow hedge accounting, EUR 425 thousand (previous year: EUR -811 thousand) in changes to the fair value of derivatives were recognised directly in other comprehensive income and presented in “Other equity components”.

For cash flow hedges where the underlying transactions affected the consolidated income statement during the year under review, the gains and losses accumulated under equity were taken to the consolidated income statement for the relevant periods. A total of EUR 1,397 thousand reducing the net result (previous year: EUR 872 thousand, reducing the net result) were recognised under the following items on the income statement. Interest expenses EUR 1,420 thousand (previous year: EUR 829 thousand interest expense), decrease in other operating expenses EUR 23 thousand (previous year: EUR 43 thousand increasing in other operating expenses).

During both the year under review and in the previous year, VAC Holding Group held no derivative financial instruments which had to be classified as non effective cash flow hedges.

Under cash flow hedge accounting, interest rate swaps and forward exchange contracts are used to hedge both interest rate risk and foreign currency risk arising from variable-interest financial instruments and highly probable future transactions. The table below provides an overview of when cash flows from cash flow hedges are expected to occur, and when they are expected to affect the income statement.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Cash inflows from cash flow hedges and their and effects on the income statement

In EUR thousands	Carrying amount	Expected cash flows	< 6 months	6 – 12 months	12 – 24 months	2 – 5 years	> 5 years
Interest rate swaps
Liabilities	-1,143	-9,963	-2,612	-2,528	-4,823	0	0
Forward exchange contracts
Assets	13	-427	-427	0	0	0	0
Raw materials swaps
Assets	231	-3,332	-2,665	-555	-112	0	0

Moreover, no gains/losses from fair-value hedges were recognised during the year under review and the previous year.

Fair value hierarchy of financial instruments according to IFRS 7

Financial instruments which are carried at fair value are analyzed by valuation method. The different levels have been defined as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e. derived from prices)

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs)

The table below analyses financial instruments carried at fair value by valuation method.

In EUR thousands
	Level 1	Level 2	Level 3	Total
As of 31 December 2009
Derivative financial assets	0	200	0	200
Derivative financial liabilities	0	-1,705	0	-1,705

Total	0	-1,505	0	-1,505

In EUR thousands
	Level 1	Level 2	Level 3	Total
As of 31 December 2010
Derivative financial assets	0	244	0	244
Derivative financial liabilities	0	-1,143	0	-1,143

Total	0	-899	0	-899

Capital management

The objective of VAC Holding Group is to strengthen its equity base to increase the degree of reliance for lenders, investors and market participants and to reinforce its position for future business activities. Capital consists of share capital, capital reserve, hybrid capital, other equity components, deferred dividend to shareholder and consolidated results carried forward. Main target of VAC Holding Group is the reduction of debt to equity ratio.

During the effectiveness of the financing contracts as described in note 19 of these consolidated financial statements the Group has no permission to make any dividend payments or any repayments of any equity components to the Shareholder.

Within the reporting year the Group did not change its philosophy of capital management. Due to the strong economic recovery of the Group in FY 2010 the target could be achieved for the first time after some years of significant consolidated losses.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

25.	Operating leases

Leases as lessee

Obligations arising from non-cancellable operating leases are broken down as follows:

In EUR thousands	31 Dec. 10	31 Dec. 09
Payable within one year	1,594	1,490
Payable between one and five years	1,323	1,551
Payable after five years	0	0

Total	2,917	3,041

In financial year 2010, VAC Holding Group recognised EUR 2,838 thousand (previous year: EUR 1,773 thousand) operating lease expenses in the income statement. The operating leases relate mainly to rented production areas. VAC Holding Group has the option to renew the leases on these rented premises valid between one and five years.

26.	Contingent assets and other financial obligations

As described in note 3 of these consolidated financial statements based on the contract underlying the acquisition of VAC Magnetics Group on 8 December 2005 there are some tax cases and some tax audits still pending re the periods and companies where the former owner of the Group will be obliged to compensate for all related future tax payments. One of these cases is related to German VAT in the amount of EUR 1.3 million and a lawsuit was filed to the Court of Finance in Kassel, Germany, and the Group assumes that the affected VAT handling will be confirmed as acceptable under the circumstances.

However this VAT case may be settled in the future the Group is in the following position: Either the final ruling will be positive in the sense of the Group and VAC will be able to derecognise the respective liability of EUR 1.3 thousand (recognised in 2009) through the income statement on the date of the decision as profit. Or the final ruling will be negative in the sense of the Group and the former owner of the Group will be obliged to indemnify the Group against the payment of the accrued VAT amount including cumulated interest imposed thereon by the Court. Such indemnification will then also be recognised as profit through the consolidated income statement.

As of the balance sheet date it is not clear when and from which side the profit will flow to the Group this case is deemed to be a contingent asset and such no receivable was recognised so far.

In the year ended 31 December 2010 VAC Holding Group entered into agreements relating to the purchase and delivery of plant, equipment, land and buildings for EUR 4,525 thousand (previous year: EUR 1,356 thousand).

IT services and products required by the VAC Group are mainly provided by a third party service provider (Siemens IT Solutions and Services GmbH). The master services agreement governing the contractual relationship has a fixed term until 31 May 2013. The annual order volume amounts to EUR 4.5 million.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

27.	Related parties

Identity of related parties

VAC Holding Group has related party transactions with the active management personnel (managing directors and the directors of business segments and some major departments), the Shareholder and the joint venture SANVAC.

Transactions with management personnel

In addition to remuneration, VAC Holding Group also provides non-cash benefits to management personnel, and contributes to a defined benefit pension plan for this group. In accordance with the terms of the plan, management personnel are entitled to receive annual payments following their retirement.

Total remuneration included in personnel expenses amount to:

In EUR thousands	2010	2009
Management personnel remuneration	2,203	2,035
Increase in defined benefit obligations to management personnel	252	139

Total	2,455	2,174

Transactions with the Shareholder

In financial year 2005, VAC LuxCo lent EUR 64,780 thousand to VAC Holding with a fixed annual interest rate of 8%. The shareholder loan was agreed to fall due in December 2017. The interest on the loan is not paid, but instead compounded.

Through a multilateral contract, signed in November 2008 between the Shareholder, the management of VAC KG, the trade union and the workers council, the Shareholder agreed to waive the interest on the shareholder loan for the FYs 2009 and 2010. So no interest was recorded regarding the loan in 2009.

At the end of December 2009, in anticipation of the signing of the Seventh Amendment to the financing contracts with the bank syndicate which was signed on 6 May 2010, the Shareholder converted his entire shareholder loan, including all accrued interest, in the overall amount of EUR 67,039 thousand, into a hybrid equity instrument as already described in notes 18 and 19.

As of 31 December 2010 for IFRS reporting purposes the liability from the shareholder loan and the accrued interest is set to nil (previous year: EUR 0 thousand).

As the above mentioned collective wage bargaining agreement for financial years 2009 and 2010 phased out on 31 December the calculation of interest will be resumed starting on 1 January 2011. For IFRS reporting purposes the shareholder loan interest recognised for local GAAP and tax purposes will then be presented as deferred dividend to the Shareholder corresponding to the handling of the hybrid bond interest.

On 15 April 2010 the Group paid the interest due on the high-yield notes. Those interests in the amount of EUR 3.7 million related to the notes held by the Shareholder were paid out via the bond paying agent to the Shareholder. According to the agreements with the banking syndicate these funds were transferred after receipt from the Shareholder to the Group and contributed into the capital reserves of VAC Holding. On 15 October 2010 the shareholder received interest in the amount of EUR 6 thousand for the remaining part of the notes in the amount of EUR 129 thousand.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

The loans granted by the Company to the shareholder VAC LuxCo with a fixed annual interest rate of 8% are not affected by the changes to the shareholder loan as described above. The loans paid out to the shareholder are intended to finance the current administrative expenses of the shareholding company. The principal amount before any accrued interest at the end of FY 2009 totalled to EUR 890 thousand, the Company granted in financial year 2010 additional EUR 1,270 thousand in several instalments at the same conditions as the loans in prior years.

As of 31 December 2010 the total intercompany loan receivables amount to EUR 2,439 thousand (previous year: EUR 1,042 thousand), comprising an overall principal amount including accrued interest of EUR 2,312 thousand (previous year: EUR 970 thousand) and interest receivables of EUR 127 thousand (previous year: EUR 72 thousand).

For further details please refer to notes 18 and 19 of the consolidated financial statements.

Transactions with the joint venture SANVAC

In FY 2010 the Permanent Magnets Business Unit of the Group purchased permanent magnets for EUR 2,507 thousand (previous year: EUR 2,443 thousand) manufactured by the SANVAC joint venture. In accordance with the joint venture agreement, the magnets were purchased indirectly via a trading company. This merchandise was then sold to various customers of our Permanent Magnets division.

Managing directors

During the year under review, there were no changes to the management of the Group, which consisted of Ms. Andrea Bauer, Dr. Kurt Baderschneider and Dr. Hartmut Eisele.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

28.	Group companies

Control of the Group

VAC Holding is a wholly owned subsidiary of VAC Luxembourg S.à r.l. with registered office in Luxembourg. The ultimate parent is JPMorgan Chase, New York, USA. The consolidated financial statements of VAC Holding Group are not part of the consolidated financial statements of JPMorgan Chase.

Subsidiaries

All foreign currency amounts in thousand units

Figures as of 31 December	Country	Ownership interest 2009	Currency	Total equity 2009	Profit/loss 2009
Vacuumschmelze (Singapore) Pte. Ltd.	Singapore	100%	SGD	657	97
VAC Beteiligungs-GmbH	Germany	100%	EUR	108,005	0
VAC Netherlands B.V	Netherlands	100%	EUR	40,735	-154
VAC Germany GmbH	Germany	100%	EUR	101,780	0
VAC Finanzierung GmbH	Germany	100%	EUR	102,812	0
VAC Verwaltungs-GmbH	Germany	100%	EUR	11	-7
VACUUMSCHMELZE GmbH & Co. KG	Germany	100%	EUR	9,203	0
Vacuumschmelze Malaysia Sdn. Bhd,	Malaysia	100%	MYR	30,180	369
Vacuumschmelze, s.r.o.	Slovakia	100%	EUR	17,061	145
Vacuumschmelze China Magnetics (Shenyang) Co., Ltd.	China	100%	CNY	116,504	21,447
VAC Sales USA LLC	USA	100%	USD	390	89
VAC Magnetic France S.a.r.l.	France	100%	EUR	60	13
VAC Magnetic Japan K.K.	Japan	100%	JPY	3,750	761
VAC Magnetic Korea YH	Korea	100%	KRW	68,113	8,481
VAC International Holding GmbH	Germany	100%	EUR	3,025	0
VAC Magnetic Finland Oy	Finland	100%	EUR	2,537	-176
Neorem Magnets Oy	Finland	98.0%	EUR	8,687	865
Neorem Magnets Ningbo Co. Ltd.	China	58.9%	CNY	36,073	9,057

All foreign currency amounts in thousand units

Figures as of 31 December	Country	Ownership interest 2010	Currency	Total equity 2010	Profit/loss 2010
Vacuumschmelze (Singapore) Pte. Ltd.	Singapore	100%	SGD	763	106
VAC Beteiligungs-GmbH	Germany	100%	EUR	108,005	0
VAC Netherlands B.V	Netherlands	100%	EUR	40,629	-106
VAC Germany GmbH	Germany	100%	EUR	101,780	0
VAC Finanzierung GmbH	Germany	100%	EUR	102,812	0
VAC Verwaltungs-GmbH	Germany	100%	EUR	31	1
VACUUMSCHMELZE GmbH & Co. KG	Germany	100%	EUR	9,203	0
Vacuumschmelze Malaysia Sdn. Bhd,	Malaysia	100%	MYR	31,111	932
Vacuumschmelze, s.r.o.	Slovakia	100%	EUR	18,501	1,578
Vacuumschmelze China Magnetics (Shenyang) Co., Ltd.	China	100%	CNY	131,014	13,448
VAC Sales USA LLC	USA	100%	USD	471	81
VAC Magnetic France S.a.r.l.	France	100%	EUR	82	22
VAC Magnetic Japan K.K.	Japan	100%	JPY	6,393	2,643
VAC Magnetic Korea YH	Korea	100%	KRW	74,428	6,315
VAC International Holding GmbH	Germany	100%	EUR	3,025	0
VAC Magnetic Finland Oy	Finland	100%	EUR	2,258	-279
Neorem Magnets Oy	Finland	98.0%	EUR	9,580	892
Neorem Magnets Ningbo Co. Ltd.	China	58.9%	CNY	33,267	5,366

For detailed information regarding the acquisition and establishment of subsidiaries, please refer to note 3.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

Employees

As of 31 December 2010 VAC Holding Group had 4,621 employees (previous year: 3,717). The average number of employees for financial year 2010 was 4,215 employees (previous year: 3,427). These headcount figures are calculated on a full-time equivalent basis.

One driver to the huge increase in the actual figures compared to the previous year figures is the fact that in Germany the contracts of the tariff-based employees were restored to their original full-time or part-time working hours and all reductions in working time in Germany were drawn back in order to align the working capacity to the necessary step-up in sales related production. So in Germany this alignment could be achieved rapidly because the well trained employees who could have been kept within the crisis through the numerous cost saving efforts then could immediately increase the production output.

Another driver is that at the foreign sites the Group companies had to employ new workforce. However in the first months the positive effects from this increase in headcount was partly offset by foreseeable losses in efficiency due to the lack of training and experience regarding the new workers.

Employees by function as of 31 December:

	31 Dec. 10	31 Dec. 09
Production	3,856	3,022
Administration	537	482
Sales	131	121
Research and development	97	92

Total	4,621	3,717

Average number of employees by function during the year:

	2010	2009
Production	3,488	2,748
Administration	504	470
Sales	127	121
Research and development	96	88

Total	4,215	3,427

29.	Subsequent events

The Group in its entirety has been acquired on 2 August 2011 by the new sole shareholder OMG Germany as already described in note no. 1 (A) “Reporting entity”. This change in ownership subsequently causes some corporate restructuring steps in Germany. As one of these steps VAC Holding GmbH was merged into the new parent company OMG Germany Holding GmbH and ceased to legally exist on 23 September 2011 when the merger was recorded into the files of OMG Germany Holding GmbH at the Commercial Registry.

In the course of the execution of the Sale and Purchase Agreement during the flow of funds on 2 August 2011 the financing structure as described in note no. 19 “Interest-bearing loans and liabilities” is significantly changed. All senior bank loans and the senior secured notes due to third parties as detailed in the above mentioned note 19 were paid back to the lenders in accordance with the respective contractual terms and conditions of the financing contracts. These borrowings were then replaced by intercompany loans due by the former borrowers of the loans and the notes to the new owner of the Group.

VAC Holding GmbH, Hanau, Consolidated Financial Statements for the year ended 31 December 2010

Notes to the Consolidated Financial Statements

30.	Approval for publication

These consolidated financial statements for 2010 were prepared according to IFRSs as published by the IASB for the special purpose of being published according to SEC requirements and were approved for publication by management on 12 October 2011.

Dr. Hartmut Eisele	Andrea Bauer
Managing director of	Managing director of
OMG Germany Holding GmbH	OMG Germany Holding GmbH
as legal successor of	as legal successor of
VAC Holding GmbH	VAC Holding GmbH